                     U.S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        TELESERVICES INTERNET GROUP INC.
                        --------------------------------
                 (Name of small business issuer in its charter)

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
           Florida                           7389                             59-2773602
-----------------------------    ----------------------------     ----------------------------------
  (State or jurisdiction of      (Primary Standard Industrial     I.R.S. Employer Identification No.
incorporation or organization     Classification Code Number)
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       100 Second Avenue South, Suite 1000, St. Petersburg, Florida 33701
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          (Address and telephone number of principal executive offices)

       100 Second Avenue South, Suite 1000, St. Petersburg, Florida 33701
     ----------------------------------------------------------------------
     (Address of principal place of business or intended principal place of business)

 Robert P. Gordon, 100 Second Avenue South, Suite 1000, St. Petersburg, Florida
                              33701 (727) 895-4410
 ------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    --------

                                   Copies to:
                               Troy A. Young, Esq.
                            Futro & Trauernicht, LLC
                       1401 Seventeenth Street, 11th Floor
                             Denver, Colorado 80202
                              phone: (303) 295-3360
                            facsimile: (303) 295-1563

                                    --------

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                    Proposed Maximum  Proposed Maximum    Amount of
Title of each Class of Securities  Amount to be     Offering Price    Aggregate Offering  Registration
to be Registered                   Registered       Per Security (1)  Price (1)           Fee
---------------------------------  ---------------  ----------------  ------------------  ------------
Common Stock, $.0001 par value     (2)   7,360,755  $ 1.25             $9,200,943.75      $2,429.05
Common Stock, $.0001 par value     (3)   6,100,000  $ 1.25             $7,625,000.00      $2,013.00

              Total:                    13,460,747                    $16,825,943.75      $4,442.05

================================================================================

(1) In accordance with Rule 457(c), the aggregate offering price of shares of common stock of TeleServices is estimated solely for purposes of calculating the registration fees payable pursuant hereto, as determined in accordance with Rule 457(c), using the average of the high and low sales price reported by the OTC Bulletin Board for the Common Stock on August 29, 2000, which was $1.25 per share and, with respect to shares of common stock of TeleServices issuable upon exercise of outstanding warrants, the higher of (1) such average sales price or (2) the exercise price of such warrants.

(2) Represents outstanding shares of common stock held by certain selling securityholders.

(3) Represents shares issuable pursuant to warrants held by certain selling securityholders.

The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                                                                      PROSPECTUS

                        TELESERVICES INTERNET GROUP INC.

                              As of August __, 2000

                 THE RESALE OF 13,460,755 SHARES OF COMMON STOCK

The selling securityholders named below are selling up to 13,460,755 shares of the common stock of TeleServices Internet Group, Inc. under this prospectus. This includes:

    1)   up to 7,360,755 shares held by selling securityholders

    2) up to 6,100,000 shares underlying warrants held by selling securityholders

TeleServices has not made any underwriting arrangements with respect to this common stock. The common stock is traded on the over the counter ("OTC") electronic bulletin board maintained by the National Association of Securities Dealers under the symbol "TIGI."

Selling securityholders may offer their shares of common stock in the manner described under the caption "Plan of Distribution" on page 22. According to this plan, shares of common stock may be sold:

    o    in public or private transactions;

    o on or off the OTC electronic bulletin board or any other national securities exchange or automated quotation system on which the common stock may be listed or traded; and

    o    at prevailing market prices or privately negotiated prices.

Sales may be made through brokers, dealers, or other agents who may receive compensation in the form of commissions, discounts, or concessions. The selling securityholders and participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act. If so, any commission, discount, or concession they receive may be deemed to be underwriting compensation.

TeleServices will not receive any proceeds from the sale of the common stock. However, it will receive proceeds from the sale of convertible debentures and may receive proceeds from the exercise price of the warrants.

                                   ----------

THIS COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 BEFORE PURCHASING THIS COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                   ----------

The information in this prospectus is subject to completion or amendment. These securities may not be sold, and offers to buy may not be accepted, until the registration statement we filed with the Securities and Exchange Commission becomes effective.

This prospectus is not an offer to sell and does not solicit offers to buy this common stock. These securities cannot be sold in states where an offer, solicitation, or sale of them would be unlawful until they are registered or qualified under the securities laws of such states.




                                TABLE OF CONTENTS

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SECTION                                                                     PAGE
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
1.       Cautionary Statement Concerning Forward Looking Statements............1
2.       Risk Factors..........................................................2
3.       Description Of Teleservices...........................................4
4.       Legal Proceedings.....................................................9
5.       Description Of Property...............................................9
6.       Market For Common Stock And Related Shareholder Matters...............9
7.       Management's Discussion And Analysis Of Financial Condition..........10
8.       Directors And Executive Officers.....................................11
9.       Ownership Of Securities By Beneficial Owners And Management..........13
10.      Executive Compensation...............................................14
11.      Certain Relationships And Related Transactions.......................18
12.      Selling Securityholders..............................................20
13.      Plan Of Distribution.................................................22
14.      Description Of Securities............................................22
15.      Legal Matters........................................................24
16.      Indemnification Disclosure...........................................24
17.      Changes In And Disagreements With Accountants........................24
18.      Where You Can Find More Information..................................25
19.      Financial Statements.................................................25
20.      Exhibit Index.......................................................F-1

                      DEALER PROSPECTUS DELIVERY OBLIGATION

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus is part of a registration we filed with the Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. No offer of the common stock will be made in any state where the offer is not permitted. Do not assume that the information in this prospectus is accurate after the date on the cover.

                        CAUTIONARY STATEMENT FOR PURPOSES
                     OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus and documents included by reference contain forward-looking statements within the meaning of:

1) Section 27 of the Securities Act of 1933;

2) Section 21E of the Securities Exchange Act of 1934; and

3) The Private Securities Litigation Reform Act of 1995.

Forward-looking statements relate to our future operations. They estimate the happening of future events and are not based on historical facts.
Forward-looking statements may be identified by terms such as:

    o    believes         o    predicts         o    estimates

    o    intends          o    may              o    anticipates

    o    projects         o    will             o    probable

    o    forecasts        o    expects          o    continue

This is not a comprehensive list. Similar terms, variations of those terms, and the negative of those terms may also identify forward-looking statements.

The "Risk Factors" discussed in this prospectus are cautionary statements. They identify some of the factors that could cause actual results to be significantly different from those predicted in the forward-looking statements. The forward-looking statements and documents included by reference were compiled by our management based upon assumptions they considered reasonable. These assumptions are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Therefore, forecasted and actual results will likely vary and those variations may be material.

There can be no assurance that the statements, estimates, and projections contained in this prospectus will be achieved. Thus, we make no representation or warranty as to their accuracy or completeness. In addition, we also cannot guarantee that any forecast in this prospectus will be achieved.

These forward-looking statements were compiled as of the date of this prospectus or the date of the documents included by reference, as the case may be. We do not intend to update these statements. Therefore, you should evaluate them by considering any changes that may have occurred after the date such forward-looking statements appear.

We cannot guarantee that any of the assumptions relating to the forward-looking statements or the documents included by reference will prove to be accurate. Therefore, we urge you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based, and to ascertain their reasonableness.


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


                                  RISK FACTORS

         An investment in TeleServices' common stock involves risks. Prospective investors should carefully consider the following risk factors, in addition to all of the other information in this prospectus, in determining whether to purchase shares of TeleServices' stock.

WE ARE A HIGHLY SPECULATIVE INVESTMENT. The telecommunications and internet industries are subject to intense competition. TeleServices has been operating at a loss since inception, and you cannot assume that TeleServices' plans will either materialize or prove successful. There is no assurance that our operations will become profitable. In the event TeleServices' plans are unsuccessful, you may lose all or a substantial part of your investment. For these and other reasons, the purchase of TeleServices' stock must be considered a highly speculative investment.

WE HAVE A HISTORY OF OPERATING LOSSES, DEPLETION OF WORKING CAPITAL AND FINANCIAL INSTABILITY. As of June 30, 2000, the Company had a negative stockholder's equity of $3,728,877, an accumulated deficit of $58,223,015, and a working capital deficit $4,188,845. Various factors affecting the Company's operations raise doubt as to our ability to continue as a going concern. There can be no assurance that the Company will be able to achieve material revenues or profitable operations.

WE CANNOT BE SURE THAT FUTURE CAPITAL WILL BE AVAILABLE. TeleServices' business will continue to require substantial funds for capital expenditures and related expenses in pursuit of our business plans. The timing and amount of such spending is difficult to predict accurately and will depend upon many factors. To the extent required, TeleServices may seek additional funds through additional private placements that will be exempt from registration. Such private placements will not require prior shareholder approval and may include offerings of equity securities such as:

         o    common stock;

         o    preferred stock which is convertible into common stock; or

         o debt securities, such as notes or debentures convertible into common stock.

If additional funds are raised by issuing equity or debt securities, further dilution to shareholders could occur. Additionally, investors purchasing future equity or debt securities could be granted registration rights to TeleServices. There can be no assurances that additional financing will be available when needed or on terms acceptable to TeleServices.

WE ARE INVOLVED IN SEVERAL PENDING LAWSUITS. TeleServices and its subsidiaries are currently involved in several pending lawsuits. The outcome of these actions, as well as any future lawsuits, could result in substantial costs and uncertainty to the Company.

ONE OF OUR SUBSIDIARIES FILED FOR BANKRUPTCY. VSI, a subsidiary that accounted for a significant portion of Teleservices' information services business in prior years, filed for Chapter 7 bankruptcy in March 1999. This could have a material adverse effect on Teleservices' business, financial condition, and operational results.

WE DEPEND ON EXISTING MANAGEMENT; NO ADDITIONAL LIFE INSURANCE ON KEY PERSONNEL IS CARRIED. TeleServices' future success depends in significant part upon the continued service of certain key management personnel. Competition for such personnel is intense. There can be no assurance that we can retain our key managerial personnel or that we will be able to attract, assimilate, or retain other highly qualified managerial personnel in the future. The loss of key personnel, especially without advance notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon TeleServices' business, financial condition, and result of operations. TeleServices does not currently maintain additional life insurance on its key officers, directors, employees, or consultants.

INDEMNIFICATION OF DIRECTORS AND OFFICERS. TeleServices' by-laws provide that the company will indemnify the following persons against all reasonably incurred costs and amounts paid to settle any proceeding where he has been named as a party because of his role:

     o   current or past director or officer;

     o any person who has acted as an officer or director for another corporation at the request of TeleServices; and

     o   heirs and legal representatives of such persons.

TeleServices has also entered into indemnification agreements with several of the officers and directors of TeleServices and its subsidiaries, and may enter into similar agreements in the future.


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


TeleServices' currently has directors' and officers' liability insurance policies with a total liability limit of $10,000,000, including costs of defense. The current policies expire June 2001.

Florida law provides that directors will not be personally liable to TeleServices or its shareholders for monetary damages for breach of fiduciary duty as a director if:

         o he acted honestly and in good faith with a view to the best interests of TeleServices;

         o in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful;

         o he did not receive an improper personal benefit from a transaction; and

         o the did not authorize a distribution that is unlawful under Florida law.

TeleServices has been advised that while indemnification may be invoked to disclaim liability for damages by directors, officers or persons controlling TeleServices under these circumstances, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and unenforceable.

PREFERRED STOCK. TeleServices' Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock. This stock may be divided into one or more series. The board of directors has the authority to determine the rights, provisions, privileges, restrictions, and number of authorized shares of any series of preferred stock. Additionally, the preferred stock can have other rights, including voting and economic rights which are senior to the common stock.

The issuance of preferred stock could adversely affect the market value of our common stock. The Company recently offered and sold a total of 1,250,000 restricted shares of Series A Convertible Preferred Stock for gross proceeds of $2,500,000 to approximately 31 investors. The sale was pursuant to a private placement that commenced in August 1999 and closed on March 31, 2000. As of the date of this prospectus, all 1,250,000 shares of Series A Convertible Preferred Stock have been converted into an aggregate of 5,062,963 shares of common stock and warrants to purchase an additional 5,000,000 shares of common stock at an exercise price of $1.50 per share.

WE HAVE NEVER PAID DIVIDENDS. TeleServices' board of directors has the sole authority to determine whether cash dividends will be paid. This decision will depend on many factors including TeleServices' earnings, capital requirements, and financial condition. TeleServices has not paid cash dividends in the past and does not anticipate paying cash dividends in the near future.

HOW FUTURE ISSUANCE OF COMMON STOCK WILL AFFECT YOUR RIGHTS AS A SHAREHOLDER. TeleServices has two separate non-qualified stock option plans. These plans, combined, initially reserved for issuance up to 14,500,000 shares of TeleServices' common stock to officers, directors, employees, and consultants of TeleServices and its subsidiaries. Approximately 4,197,723 of these shares have been issued. When additional shares are issued under these plans, your stock ownership will be diluted. TeleServices also has additional non-plan options and other contingent commitments to issue approximately 5,200,000 shares of common stock. Additional stock or options to acquire stock of TeleServices can be granted at any time by the board of directors, usually without shareholder approval.

HOW FUTURE SALES OF COMMON STOCK MAY AFFECT YOU. Future sales of common stock by management personnel and others may be made under Rule 144 of the 1933 Act. In general, under Rule 144, a person who has held their stock for one year may, under certain circumstances, sell within any three-month period a number of shares which is not greater than:

     o   one percent of the then outstanding shares of common stock; or

     o if qualified, the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale.

Shares held for two years by a person who is not affiliated with TeleServices may also be sold under certain circumstances.

Management personnel and others may acquire shares of common stock registered on Form S-8 that may be sold in compliance with state securities laws without restriction. These shares can be sold by non-affiliates without restriction, and by those affiliated with TeleServices, in two ways:

     1.  Under Rule 144, without the one-year holding period.

     2.  Pursuant to an effective reoffer prospectus filed for the Form S-8.

Future sales of common stock could adversely affect the current market price of our common stock and our ability to obtain future funding. This could also create a potential market overhang.

OUR STOCK HAS BEEN LIMITED IN ITS PUBLIC TRADING; POSSIBLE VOLATILITY OF STOCK. There has been a limited public trading market for the common stock of TeleServices and there can be no assurance that an active trading market will be sustained in the future. The issuance of common stock on conversion of the preferred stock or exercise of the warrants and the subsequent sale of the common stock pursuant to this prospectus can dilute the common stock and adversely affect its market price.

There can be no assurance that the market price of the stock will not decline below its current price. The market price for securities of telecommunications and Internet companies have historically been highly volatile. TeleServices believes that fluctuations in its operating results and even mild expressions of interest on a particular day (being traded on the OTC Bulletin Board) can cause the market price of its shares to fluctuate, perhaps substantially. The stock can expect to experience substantial price changes in short periods of time due to the unpredictability of the Bulletin Board. Stock markets in the United States have, from time to time, experienced significant price and volume fluctuations which are not necessarily related to TeleServices net worth or any other established criteria of value. Substantial swings in the stock's price can be expected for the foreseeable future. In addition, percentage changes in stock indices, such as the Dow Jones Industrial Average, could also be magnified, especially in downward movements. These fluctuations may adversely affect the price of our common stock.

FUTURE DEPENDENCE ON MARKET ACCEPTANCE OF TELESERVICES' PRODUCTS AND SERVICES. Teleservices' future will depend upon the success of its current and future products and services. We cannot guarantee that any of these products or services will be successfully introduced. Even if they are, we can't assure you that they will achieve market acceptance in such a way that combines with our existing products to sustain the company or allow it to achieve profitable operations.

RESTRICTIONS ON SECONDARY TRADING. TeleServices' common stock will be subject to certain legal restriction as long as it is posted on the OTC Bulletin Board and trades below $5.00 per share. These restrictions limit the ability of broker-dealers to sell such securities to anyone other than established customers and investors who meet certain sophisticated investor tests. These legal barriers can affect the ability of broker-dealers to sell TeleServices' stock and can also affect your ability to resell TeleServices stock in any trading market that may develop.

Cautionary Statement Concerning Forward-Looking Statements Included In This Prospectus. With the exception of historical matters, the matters discussed or incorporated by reference in this prospectus are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from targeted or projected results. These forward-looking statements include statements regarding the intent, belief or current expectations of TeleServices and members of its senior management team. This includes, without limitation, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately. Many of these factors are beyond the ability of TeleServices to control. You should not place undue reliance on forward-looking statements.

                           DESCRIPTION OF TELESERVICES

BUSINESS DEVELOPMENT

TeleServices Internet Group Inc. was formed under the laws of the State of Florida in 1986. TeleServices is in the business of providing teleservices and internet solutions to both domestic and international companies. TeleServices' is also known as TSIG.com.

History of TeleServices and its Initial Acquisitions

The company sold 2,500,000 units of $.0001 par value common stock at $.02 per unit for total proceeds of $50,000 in a public offering that closed on June 8, 1987. The company was formerly known as TeleServices International Group Inc., Visitors Services International Corp., and Dynasty Capital Corporation.

         Visitors Services International Corp.

Visitors Services International Corp., formerly known as Visitors Services, Inc. ("VSI"), was in the business of providing reservations and information services to Convention and Visitors Bureaus and convention/event organizers. VSI originally became a subsidiary of the company as a result of an Agreement and Plan of Reorganization between the company, VSI, and certain VSI stockholders, dated September 26, 1996.

According to this agreement, at least 80% of the issued and outstanding shares of VSI were to be exchanged on a one-to-one basis for shares of restricted stock. This was to be completed after the company effected a 14.4 to 1 reverse stock split of the shares


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


outstanding before the date of the agreement, reducing the number of outstanding shares from 10,801,000 to 750,093. Fractional shares created by the reverse stock split were converted into one additional whole share.

The closing date of the agreement was September 27, 1996, when the company's reverse stock split was effected and certain VSI stockholders holding at least 80% of the outstanding VSI shares executed the agreement. The offer to exchange shares was then extended to and accepted by all of the remaining VSI shareholders. By virtue of the reorganization, VSI became a wholly-owned subsidiary of TeleServices.

After becoming a subsidiary of the company, VSI entered into the following business acquisitions:

         1. On December 23, 1996, VSI entered into an Asset Purchase Agreement with Global Reservation Systems, Inc. ("GRS"), a Colorado corporation, to acquire all of GRS's interests in any asset used in connection with GRS's business of:

                  o answering toll-free telephone numbers advertised by contracted marketing organizations;

                  o providing information to callers of such toll-free telephone numbers;

                  o making reservations with lodging properties and attractions; and

                  o providing advertising effectiveness statistics to such contracted marketing organizations of every kind, nature, and description.

         2. On January 21, 1997, VSI acquired and took possession of all the assets of International Reservation Services, Limited ("IRSL"), to utilize all such assets to operate the former business of IRSL as the business of VSI. VSI acquired these assets from IRSL as a result of a bankruptcy proceeding of IRSL. The assets of IRSL consisted primarily of equipment, account receivables, customer contracts and the rights to approximately one hundred "800" telephone numbers. IRSL was a destination database marketing service company, specializing in the provision of a centralized nationwide lodging reservation service and other travel related services.

On March 5, 1999, VSI filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division.

         GuaranTEE Time, Inc.

The company acquired all of the outstanding capital stock of GuaranTEE Time, Inc. ("GTT") on February 24, 1997, in exchange for restricted common stock of the company. Initially 100,000 shares of the company were issued to the selling shareholders of GTT in exchange for their 100% interest in GTT. GTT provided automated tee-time scheduling for daily-fee golf courses and their customers.

The company disposed of substantially all of the assets of GTT on October 3, 1997, following a sale by GTT, as seller, to Guarantee Time Acquisitions, Inc., an unaffiliated third-party. The company and GTT agreed not to compete with Guarantee Time Acquisitions for three years in the business of tee-time reservation services.

         International Travel Agency, Inc.

On December 6, 1996, the company, through VSI, entered into a Stock Purchase Agreement with Phoenix Information Systems Corp. ("Phoenix") to acquire all the capital stock of American International Travel Agency, Inc. ("AIT") from Phoenix in exchange for 31,579 shares of common stock of Phoenix owned by VSI. This transaction was closed on December 6, 1996. The consideration paid was based upon arms-length negotiations and an independent fair-market evaluation.

Following a corporate restructuring by the company, AIT became a wholly-owned subsidiary of the company. AIT enables the company to access to the major travel agency computerized reservation systems world-wide, and the ability to issue airline tickets.

PRESENT BUSINESS OF THE COMPANY

Summary

TeleServices has created its myCard programs to benefit both corporate and non-profit communities, as well as consumers. TSIG.com forms myCard partnership agreements with national corporations and non-profit organizations, and then works with its partners to design revenue-generating programs that attract consumers to the web sites of both companies. The first myCard


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


program was myMusicCard, which allows consumers to purchase CDs and cassettes at low prices. Similarly, TSIG.com's myPhotoCard programs provide low-cost film processing and Kodak Film and myPhoneCard programs provide low-cost prepaid long-distance calling card services. For all new myCard users, TSIG.com has arranged, through recently-acquired GeneralSearch.com, to provide free internet access for life, e-mail, integrated messaging, and other features. TeleServices' customized marketing programs are intended to provide recurring revenues to TeleServices and its partners, and to help develop strong brand loyalty and awareness within target communities. TeleServices also provides customer service and support with its web-based call center and related services.

TeleServices offers its "My Card" programs through two wholly-owned subsidiaries, My MusicCard Company and My Card, Inc. The Company uses third-party fulfillment houses to handle order fulfillment of current and future products and may develop its own fulfillment facility.

Recent Acquisitions

         GeneralSearch.com, Inc.

In June 2000, TeleServices entered into a definitive agreement to acquire General Search.com, Inc. The agreement was amended in August 2000. General Search is an Internet portal designed to enhance an individual's online experience via a powerful and accurate search engine that utilizes filters to avoid content that may be construed as pornographic, obscene, violent or otherwise questionable. In addition to its powerful search engine, General Search offers free Internet access, e-mail, voice-mail, fax, and integrated messaging with unlimited lifetime use. This acquisition complements the myCard programs.

On August 23, 2000, TeleServices acquired approximately 85% of the issued and outstanding common stock of General Search in exchange for 38,152,178 shares of TeleServices' common stock. In accordance with TeleServices' intent to complete a 100% acquisition of General Search, it will register an exchange offer to the remaining minority shareholders of General Search in exchange for approximately 6,847,822 shares of TeleServices common stock. General Search will remain as a subsidiary of TeleServices. Pursuant to the agreement, Jeffrey Bruss, the president of General Search, was appointed as a director of TeleServices.

         Reliant Interactive Media, Inc.

In June 2000, TeleServices entered into a definitive agreement to acquire the business of Reliant Interactive Media, Inc. Reliant is a direct marketing company that specializes in the production of long-form commercial programming that drives retail sales via television and the Internet.

         The Affinity Group

In June 2000, TeleServices entered into a definitive agreement to acquire The Affinity Group LLC. Affinity specializes in database mining, product development and sales. Affinity forms partnerships with other successful companies in order to create synergies that offer the best products at attractive margins for Affinity and its partners.

TeleServices' Programs

         The myCard Program

The myCard program is based on the $10.00 myMusicCard, which enables its holders to buy up to 20 CDs at the current price of no more than $10.99 each, a savings over the typical $16.99 cost of new releases. The myPhotoCard program provides low cost film processing using Kodak film. The myPhoneCard program provides low-cost, prepaid long-distance calling card services.

In the myCard programs, TSIG.com forms revenue-sharing joint-venture partnerships with corporations and non-profit organizations. Typically, the proceeds from the sale of the myMusicCards are split 50/50 between TSIG.com and the partner organization. Non-profits use the myMusicCard for fund-raisers, while corporations use the myCards as corporate premium promotions. In effect, the corporations and the non-profits act as marketing agents for TSIG.com.

Upon successful closing of the General Search, Reliant and Affinity acquisitions, TeleServices plans to fully implement its myCard affinity marketing programs with national corporations, non-profits, and other organizations. These customized affinity marketing programs are designed to:

     o   acquire Internet customers at a very low cost;

     o   provide recurring revenues to TSIG.com and its partners;

     o help develop strong brand loyalty and awareness within target communities; and

     o drive customers to GeneralSearch.com and the other Web sites of TSIG.com and its partners.

The Company enhances its myCard programs by providing customer service and support with its Web-based call center and related services. The Company's Web sites are www.tsig.com and www.mymusiccard.com.

         Lufthansa City Center, Teleglobe and TSIG.com to Launch myCard Programs in Europe

In March 2000, TSIG entered into a five-year license agreement with ETC, STS/Lufthansa City Center, the sales arm of Lufthansa Airlines, to market and sell TSIG.com's myMusic&Phone Card programs through the travel and airline industries in all European countries. ETC, STS/Lufthansa City Center will market TSIG.com's myMusic&Phone Card through its 500 Lufthansa City Centers, which served 98 million travelers last year including 44 million on the Lufthansa AG passenger airline.

         The Perfect Pitch 2000 Family Program in Schools with Lifetime Learning Systems

In March 2000, TSIG.com reached an agreement with Lifetime Learning Systems of Stamford, Connecticut, to offer its Perfect Pitch 2000 Family Package in over 100,000 schools nationwide, with a potential audience of more than 50 million K-12 students. The Perfect Pitch Package contains both the myMusicCard, which offers music CDs and cassettes at greatly discounted prices, as well as an Internet Access Software Disc, which provides free lifetime use of a powerful Internet Web browser with e-mail, voice mail, and fax services. The internet access is provided through TSIG.com's agreement with General Search.com, a family oriented and adult-content free website. General Search offers one of the most powerful and accurate search engines on the Internet, with a data base of more than 100 million links. It also has more than 800 Internet-based affiliates, including Amazon.com, AOL, Priceline, American Greetings and eToys.

Lifetime Learning Systems is the leader in creating corporate-sponsored educational programs in schools. Over the past several decades, it has created programs for such companies as American Express, AT&T, Coca-Cola, Delta Airlines, Kodak, General Mills, Hershey, McDonald's, Microsoft, Pepsi, Sears, and Sony.

The Perfect Pitch 2000 Family Package can be used in schools as a fund-raising program. For each myMusicCard sold, the school would receive $5.00, the National Music Foundation would receive $0.75, and TSIG would receive the remaining $4.25. If 2% of the students participate in the program, and each student sells an average of 2 myMusicCards, then 2 million cards would be sold. This would generate $20 million in revenues, of which TSIG.com would receive $8.5 million.

         Coca-Cola Promotional Campaigns

In January 2000, the Atlanta Coca-Cola Bottling Corp., a division of Coca-Cola Enterprises, used the myMusicCard program to conduct a promotional campaign targeted at the teen market for Superbowl 2000. My MusicCard Company and Coke collaborated to produce a promotional 3-unit Coca-Cola Superbowl MusicCard, allowing Coke customers to purchase three CDs at $10.99 each or less. The promotion featured special offers from Circle K, AMC Theaters, AMF Bowling Centers, Athletes Foot, and the NFL Experience. My MusicCard Company also produced a customized Coca-Cola MusicCard web page and agreed to assist Coca-Cola with database marketing efforts resulting from the promotion.

Recently, the Atlanta Coca-Cola Bottling Company decided to conduct a Music/Phone Card Promotion with TSIG.com and distribute 2 million Coca-Cola Music/Phone Cards and 15 million Virtual MusicCards in connection with the "Refresh the Rivalry" campaign centered around the annual Georgia vs. Georgia Tech College fall football classic. The promotion is targeted to reach an estimated 4.6 million people in the greater Atlanta market commencing August 28, 2000 and concluding on October 31, 2000.

TSIG.com also entered into a similar agreement with Coca-Cola Enterprises - Tennessee/Alabama Division to utilize the Music/Phone Card for two other college football rivalries. The first is the "Celebrate the Rivalry" sweepstakes, which highlights the annual Alabama vs. Auburn football showdown, and the second centers around the Tennessee vs. Kentucky game. These programs kicked off in Alabama, Kentucky and Tennessee in August and will conclude at the end of September.

         National Marketing Partner of United Cerebral Palsy Associations

In December 1999, TSIG.com was appointed National Corporate Sponsor and National Marketing Partner of United Cerebral Palsy Associations (UCP), and was designated their exclusive source of music and film processing for fund-raising purposes. Under the agreement, TSIG.com and UCP will jointly market and sell myCard products through UCP's local affiliates and other National Corporate Sponsors, which include Tosco, Circle K, Miller Brewing, QVC, First USA and others.

In August 2000, TSIG.com formed an agreement with UCP to become the charity's technology sponsor and Internet portal partner for the next five years. Working together with TSIG.com and General Search, UCP plans to create the vertical portal on the Internet for people with disabilities. This portal would provide state-of-the-art information on research, assistive technology, funding alternatives, and other needs. The TSIG.com/UCP plan includes working through the UCP affiliate system to distribute the GeneralSearch.com free Internet access and portal features to the 54 million Americans who have disabilities.

         Opportunities with Other National Charities

TSIG.com regards the charitable marketplace as a tremendous source of potential revenues, and is currently in discussions with several national charities, each of which has between 500,000 and 2,000,000 donors. As a result of its acquisitions and partnerships, TSIG.com can offer the charities Internet services, call center services and broad marketing and distribution capabilities, while the charities can bring to TSIG.com and its affiliates their donor lists and their national corporate partners. Together, the charities and TSIG.com can design marketing programs designed to increase donations to the charities, bring revenues and new customers to TSIG.com and its partners, and drive donor/customers to Internet portals to the benefit of both the charities and TSIG.com.

         Marketing Pact with Public Radio Station

In November 1999, TSIG.com formed an agreement with WUFT-FM, a public radio station in Gainesville, Florida, to market myMusicCard to public radio stations nationwide. Under the Agreement, WUFT will introduce myMusicCard as a fund-raising and awareness vehicle for public radio stations.

         The 4-H Club Program

TSIG.com and the National 4-H Council have formed a revenue-sharing agreement, such that TSIG.com and local 4-H Clubs would split 50/50 the revenue from the $10.00 myMusicCards sold by 4-H. The program is being marketed to the nation's 156,000 4-H Clubs with 6,500,000 members.

         TSIG.com Private-Label websites

TSIG.com can also "private label" its websites for other users. The first such agreement was with Nettaxi, a premiere commerce-enabled online community with more than 100 million monthly page views. Visitors to the Nettaxi home page can click onto the Nettaxi myMusicCard site and purchase myMusicCards and CDs.

         Strategic Marketing Alliance with TEMPO for Corporate Clients

TSIG.com has formed a strategic marketing alliance with The Entertainment Marketing and Promotion Organization (TEMPO), the leader in custom-entertainment software-based promotions for Fortune 500 companies. Under the alliance, TEMPO is TSIG.com's exclusive provider of custom compilations, and the companies work together to promote the myMusicCard program to the corporate and non-profit customers of both companies.

Trademarks

The Company and its subsidiaries have applied for federal registration of several trademarks and service-marks which are currently pending approval.

Employees

As of the date of this prospectus, the Company and its subsidiaries employ 47 individuals, of which 27 are full-time employees.

                                LEGAL PROCEEDINGS

The company or its subsidiaries are parties to the following material legal proceedings:

1. On December 28, 1998, EIS International, Inc., of Herndon, Virginia, issued a Demand for Arbitration to the company. This resulted from a dispute arising under a contract with TeleServices dated May 7, 1998. EIS is seeking $223,261 for software, licenses, and services which it claims are due under the contract, plus interest, attorneys' fees, and costs. TeleServices claims that it notified EIS of major defects in the software and demanded that they be remedied. The company maintains that EIS refused to fix the defects and instead demanded payment. TeleServices also counter-claimed for damages in excess of $200,000, plus costs and attorneys' fees, because it was forced to create alternative systems for performing the functions for which the EIS software was intended. The company also claimed that it suffered a significant loss of business opportunities as a result of the failure of EIS's software to perform as promised. A date for an arbitration proceeding has not been set.

2. On March 5, 1999, the company's wholly owned subsidiary, Visitors Services International Corp., filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division. Visitors Services International Corp. was a party to several previously reported material litigation proceedings, all of which have been automatically stayed as a result of the bankruptcy filing.

3. On June 17, 1999, the Company and Robert P. Gordon, individually and as an officer of the Company, were named as defendants, among others, in an amended complaint field by Miles and Rosalie Lerman in United States District Court for the District of New Jersey. The Lerman's claim that their broker-dealers (also named as defendants) made unauthorized transactions in their accounts in "high risk penny stocks," including the common stock of the Company, that resulted in losses in excess of $2 million. The complaint seeks recovery of actual and consequential damages, costs and attorneys' fees, and other forms of equitable relief from all defendants. The Company and Mr. Gordon have filed a motion to dismiss, which is pending.

4. On October 15, 1999, Clarity Consulting, Inc. ("Clarity"), filed an amended complaint in the Circuit Court of Cook County, Illinois, adding the Company as a defendant in their suit to recover monies that they originally alleged were owed by Visitors Services International Corp. ("VSI"). The complaint alleges that on June 24, 1997, Clarity and the defendants entered into an agreement for consulting services, that consulting services were provided between October 1996 and August 1997, and that the defendants promised to pay for the consulting services and failed to do so. Clarity seeks a judgment against the defendants in the amount of $552,635, plus service charges at the rate of one and one-half percent per month, plus such other relief as the court may deem equitable and just, as well as attorneys fees and court costs. On March 13, 2000, the Company filed a Motion to Quash Service For Lack of Personal Jurisdiction on the basis that Illinois does not have proper jurisdiction over the Company in this dispute. On July 7, 2000, the Court granted the Company's Motion.

                             DESCRIPTION OF PROPERTY

The company owns no property. All of its facilities are leased. Its corporate headquarters are housed in approximately 16,000 square feet of commercial space at 100 Second Avenue South, St. Petersburg, Florida. The company has no real estate related investments.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

(a)      Market Information

The company's common stock is traded over-the-counter on the Electronic Bulletin Board maintained by the National Association of Securities Dealers under the Symbol "TIGI" (formerly traded under "TSIG"). There is no assurance that the common stock will continue to be quoted or that any liquidity exists for the company's shareholders.

The following table sets forth the range of high and low bid quotations for the company's common stock on the OTC Bulletin Board for each quarter of 1998 and 1999 and the first two quarters of 2000.

                           Low Bid          High Bid

1st Qtr. 1998             $    .15          $   .51
2nd Qtr. 1998             $    .125         $   .48
3rd Qtr. 1998             $    .1875        $   .39
4th Qtr. 1998             $    .18          $   .52

1st Qtr. 1999             $    .31          $   .48
2nd Qtr. 1999             $    .04          $   .38
3rd Qtr. 1999             $    .04          $   .08
4th Qtr. 1999             $    .038         $   .072

1st Qtr. 2000             $    .039         $  1.00
2nd Qtr. 2000             $    .101         $  2.50*

The source of this information is InterQuote quotation services and broker-dealers making a market in the company's common stock. These prices reflect inter-dealer prices, without retail markup, mark-down or commission and may not represent actual transactions.

* On June 23, 2000, the stock price was affected by a combination
(reverse-split) of TeleServices' outstanding (but not authorized) common stock, whereby one post-split share was issued for every ten pre-split shares.

(b)      Holders

As of August 30, 2000, there were approximately 302 holders of record of the company's common stock. This number does not include beneficial owners who hold shares at broker/dealers in "street-name".

(c)      Dividends

The company has paid no cash dividends on its common stock and management does not anticipate that such dividends will be paid in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

A.       For the Year Ended December 31, 1999

         Total revenues for the fiscal year ended December 31, 1999, were $395,767, representing a 176% increase from revenues of $143,472 for the prior fiscal year ended December 31, 1998. The Company sustained a net loss of $8,633,350 in 1999, compared to a net loss of $11,882,251 for fiscal 1998. Operating expenses increased from $6,564,133 in 1998 to $10,382,965 in 1999, with most of the increases attributable to salaries and outside advisory fees.

         The Company booked a one-time gain of $4,541,689 from discontinued operations in 1999 as a result of the bankruptcy filing of Visitors Services International Corp., the Company's subsidiary, which was in the business of providing reservation and information services to Conventions and Visitors Bureaus and convention/event organizers.

         The Company initiated aggressive restructuring during the year. The Company added several new members to its management team in December 1999, sharply reduced expenses in the first quarter of 2000, and is making fundamental changes to its strategic focus.

         As of December 31, 1999, the Company had a negative stockholder's equity of $4,066,278, an accumulated deficit of $46,521,984, and a working capital deficit of $4,527,880.

B.       For the Six Months Ended June 30, 2000

         Similarly, for the six months ended June 30, 2000, revenues were $107,233, versus $267,211 for the same period in 1999. Again, while cash operating expenses decreased in almost every major category, the reported total operating expenses increased from $3,184,854 for the first six months of 1999 to $11,728,913 for the first half of 2000. This difference is due to the recording of non-cash expenses resulting from the issuance of shares and the grant of stock options, to employees, consultants and advisors, based on the market value of the shares at the time of issuance.

         Net cash used for continuing operating activities for the six months ended June 30, 2000 was $2,833,599. Net cash used for investing activities for the first two quarters ended June 30, 2000 was $166,294, of which $161,138 related to advances to the Company's Chairman/CEO net of accrued but unpaid salary. Net cash provided by financing activities for the six months ended June 30, 2000 was $3,011,394. Of this amount, $1,870,000 was received from the sale of $2,500,000 in preferred stock with a 10% dividend rate, the balance of which was received prior to December 31, 1999. Additionally, the Company received $623,475 from the issuance of common stock and $700,000 from borrowings under notes payable to GeneralSearch.Com. The Company also used $165,387 for the repayment of loans to stockholders during the six months ended June 30, 2000.

As of June 30, 2000, the Company had a total stockholder deficit of $3,728,877, an accumulated deficit of $58,223,015, and a working capital deficit $4,188,845. To finance its operations, the Company has relied in part on loans from GeneralSearch.Com, which is now a majority-owned subsidiary of the Company. Such loans totaled $700,000 for the quarter ended June 30, 2000, and since then, the Company has borrowed an additional $555,000.

         The Company's consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has sustained recurring operating losses since its inception and has a working capital deficit of $4,188,845 and a stockholder deficit of $3,728,877 as of June 30, 2000 and has not begun to generate any significant revenues from its Internet business. The Company is materially delinquent on payments to various creditor obligations including the Internal Revenue Service. There can be no assurance that the Company will be able to achieve material revenues or profitable operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS OF THE COMPANY

The company has a board of directors which is comprised of five members. Each director holds office until the next annual meeting of shareholders or until a successor is elected or appointed. The members of the board of directors of the company are:

                                     Director of
Directors                      Age  Company Since
-----------------------------  ---  --------------

Robert P. Gordon                49  September 1996
Paul W. Henry                   52  September 1996
J.R. LeShufy                    75    June 1999
Frank Ragano                    71   October 1999
Jeffrey Bruss                   33   August 2000

ROBERT P. GORDON has served as a director of the company since September 1996. Mr. Gordon founded the company's subsidiary, VSI, in 1992 to meet the demanding requirements of the domestic tourism industry. He was also the founder and chairman of Phoenix Information Systems Corp., a firm that invested ten years and millions of dollars to develop an airline and hotel reservation system for international markets. In this position, Mr. Gordon recognized that sophisticated automated destination system software could be programmed to exceed the specifications of any domestic or international hospitality and tourism marketing program currently in use. Mr. Gordon is chairman of Heaven International, Inc. (formerly Harvest International of America, Inc.), a company engaged in the development of global tourism. Mr. Gordon has a B.A. in Philosophy and Biology from New York University, where he also did his graduate studies.

PAUL W. HENRY has served as a director of the company since September 1996, and as a full-time consultant since October 1998. During the past ten years, Mr. Henry has been retained as an independent financial consultant by various institutions, including: Phoenix Information Systems, an airline reservation system company; Essex Investment Management Company, Boston, an institutional fund manager; and Caithness Corporation, New York, a natural resources development company. Mr. Henry holds a bachelor's degree in Economics from Yale University and a master's degree in Business Administration from Northeastern University.

J. R. LESHUFY has served as a director of the company since June 1999. Mr. LeShufy is a private investor and entrepreneur with a background in developing companies. Mr. LeShufy was formerly president of Basic Investments Ltd., a major investor in TSIG.com. He is a director of Inkine Pharmaceuticals, a biopharmaceutical company, whose stock trades on the NASDAQ under the symbol INKP. Mr. LeShufy was the president and founder of Consolidated Fine Arts Ltd., an innovative marketing company for the visual arts, primarily in graphics and art books.

FRANK P. RAGANO, Maj. General, U.S. Army (ret.), joined TSIG.com as a director in October 1999. Mr. Ragano is currently chairman of the board of directors of Skylynx Communications, Inc. (OTCBB:SKYK), where he has served as a director since 1998. Mr. Ragano is also a director of Irvine Sensors Corp. (NasdaqSC:IRSN), where he has served as a director since 1995. Mr. Ragano was President and CEO of CMS, Inc., a wholly owned subsidiary of Daimler-Benz GmbH. He graduated with a B.S. degree from Duquesne University in 1950 and later graduated with a Master of Business Administration (MBA) from Syracuse University, New York. After a well-decorated career in the military, Mr. Ragano retired from active Army service and became Vice-President of the American Defense Preparedness Association and Chairman and CEO of BEI Defense Systems Company.

JEFFREY BRUSS has served as a director of the company since August 2000. Mr. Bruss is the Chief Executive officer of GeneralSearch.com, Inc., a subsidiary of the company. Mr. Bruss founded GeneralSearch in 1998. From 1995 to 1998, Mr. Bruss owned and operated several Internet companies, including FundFinder Inc. and Discover Wall Street. From 1990 to 1995, Mr. Bruss was the owner and President of Sports Investors, a sports marketing company that specialized in sports memorabilia.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the company and their respective positions are as follows:

ROBERT P. GORDON
Chairman

In addition to being a director of the Company, Mr. Gordon has served as Chairman of the Company since September 1996 and as Chief Executive Officer since approximately August 1998. The Chairman is an executive officer of the Company. Mr. Gordon is also presently serving as Chief Financial and Accounting Officer for the Company. Mr. Gordon's biography is set forth above.

PAUL W. HENRY
Secretary and Treasurer

In addition to being a director of the Company, Mr. Henry has served as Secretary and Treasurer of the Company since September 1996. Mr. Henry's biography is set forth above.

JOSEPH KEEGAN
President and Chief Operating Officer

Joe Keegan joined TSIG.com as President and Chief Operating Officer in December 1999. Previously, he was Senior Vice-President for Domestic Operations of Teledex Corporation, a private company based in San Jose, California. Teledex is the leading provider of guestroom telephones to national hotel chains, including Marriott, Hilton, Starwood, and others. Mr. Keegan and Mr. Potenberg (see below) were part of the original, start-up management team at Teledex, and were later joined there by Mr. Wheeler (see below). This three-man team was an integral part of the senior management that built Teledex into the national leader for hotel guestroom telephones. Mr. Keegan, who grew up in New England, holds a bachelor's degree in Education from Ripon College in Wisconsin and later did his graduate studies at Keller Graduate School of Business in Chicago.

RICHARD WHEELER
Senior Vice President, Operations and Strategic Development

Dick Wheeler joined TSIG.com in December 1999. He formerly worked with Messrs. Keegan and Potenberg at Teledex, where he held the position of director and was responsible for distribution channel development and strategic alliances. Previously, Mr. Wheeler was executive vice president for a division of Barlow Rand, a Fortune 500 international company. Earlier, he was vice president of sales and marketing for Control Laser Corporation, where he managed a worldwide network of 65 sales and service branch offices. Additionally, he held executive positions with Datalogic and LazerData Corporation. Mr. Wheeler holds an Electrical Engineering degree from the University of Maryland.

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

In December 1997, Phoenix Information Systems Corp. declared bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. At that time, Robert P. Gordon and Paul
W. Henry were directors and Mr. Henry was an officer of Phoenix.

On March 5, 1999, the company's wholly-owned subsidiary, VSI, filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division. At that time, Robert P. Gordon and Paul W. Henry were directors and officers of VSI.

           OWNERSHIP OF SECURITIES BY BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 30, 2000, the stock ownership of each person known by the company to be the beneficial owner of five percent or more of the company's common stock, each executive officer and director individually, and all executive officers and directors of the company as a group. No other class of voting securities is outstanding. Each person is believed to have sole voting and investment power over the shares except as noted.

==========================================   ==========================  ====================
                                                Amount and Nature of
Name and Address of Beneficial Owner (1)     Beneficial Ownership(1)(2)  Percent of Class (3)
------------------------------------------   --------------------------  --------------------
Robert P. Gordon (4)                                 7,492,619                  9.13%
------------------------------------------   --------------------------  --------------------
Paul W. Henry (5)                                      285,336                     *
------------------------------------------   --------------------------  --------------------
J.R. LeShufy (6)                                        85,000                     *
------------------------------------------   --------------------------  --------------------
Frank Ragano (7)                                       356,200                     *
------------------------------------------   --------------------------  --------------------
Joseph K. Keegan (8)                                   262,500                     *
------------------------------------------   --------------------------  --------------------
Jeffrey Bruss(9)                                    18,230,865                 23.57%
------------------------------------------   --------------------------  --------------------
Nick Salerno(10)                                     3,913,044                  5.09%
------------------------------------------   --------------------------  --------------------
Jane Hollister(11)                                   3,913,044                  5.09%
------------------------------------------   --------------------------  --------------------
Dave Venchus(12)                                     2,934,783                  3.82%
------------------------------------------   --------------------------  --------------------
Chuck & Camille Sensale(13)                          5,869,566                  7.63%
------------------------------------------   --------------------------  --------------------
Includes all officers and directors of the
company as a group (6 persons)(14)                  26,712,520                 31.93%
==========================================   ==========================  ====================

----------

*        Represents less than one percent.

(1) Unless otherwise indicated, all shares are beneficially owned by the persons named, and the address of each person is 100 Second Avenue South, City Center, Suite 1000, St. Petersburg, Florida 33701.

(2) Includes the amount of shares each person or group has the right to acquire within 60 days pursuant to options, warrants, rights, conversion privileges, or similar obligations.

(3) Based upon 76,918,556 shares of common stock outstanding, plus the amount of shares each person or group has the right to acquire within 60 days pursuant to options, warrants, rights, conversion privileges or similar obligations.

(4) Robert P. Gordon is Chairman, CEO, and a director of the Company. Robert P. Gordon individually owns 2,352,630 shares. Also included in the table are 36,201 shares owned by a corporation controlled by Mr. Gordon, 1,503,788 shares which Mr. Gordon may have the right to acquire pursuant to warrants, and 3,600,000 shares which Mr. Gordon has the right to acquire pursuant to options that have vested or will be vested within the next 60 days.

(5) Paul W. Henry is Secretary, Treasurer and a director of the Company. Included in the table are 3,500 shares owned by Mr. Henry and options that have vested or will be vested within the next 60 days to purchase 281,836 shares.

(6) J.R. LeShufy is a director of the Company. Included in the table are options that have vested or will be vested within the next 60 days to purchase 85,000 shares of common stock.

(7) Frank Ragano is a director of the Company. Included in the table are 139,000 shares owned by Mr. Ragano; 2,200 shares owned by his spouse; options that have vested or will be vested within the next 60 days to purchase 115,000 shares; and an aggregate of 100,000 shares of common stock which Mr. Ragano and his wife have the right to acquire upon exercise of common stock purchase warrants.

(8) Joseph K. Keegan is President of the Company. Included in the table are 5,000 shares held in the names of the minor children of Mr. Keegan, and options that have vested or will be vested within the next 60 days to purchase 262,500 shares of common stock.

(9) Jeffrey Bruss is a director of the Company. Included in the table are 17,804,348 shares owned by his wife, Michele Bruss. Also included in the table are vested options to acquire 109,000 shares of common stock of GeneralSearch.com, Inc. at an exercise price of $2.50 per share, which if exercised, will result in the issuance of 426,517 shares of common stock of the Company (rather than shares of GeneralSearch.com, Inc.).

(10)     Mr. Salerno's address is 902 Boulevard of the Arts, Sarasota, Florida
         34236.

(11)     Ms. Hollister's address is 10941 N. Blvd., Tampa, Florida 33612.

(12)     Mr. Venchus' address is 255 Eagle Ridge Ct., West Chicago, Illinois,
         60185.

(13) Chuck and Camille Sensale's address is 68 Table Rock Rd., Wakefield, Illinois 60506.

(14)     This group includes Messrs. Gordon, Henry, LeShufy, Ragano, Keegan and
         Bruss.

                             EXECUTIVE COMPENSATION

         The following information discloses all plan and non-plan compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the four highest paid executive officers of the Company and its subsidiaries. In reading the following, the reader should be aware that one June 23, 2000, TeleServices completed a combination (reverse-split) of its outstanding (but not authorized) common stock, whereby one post-split share was issued for every ten pre-split shares. Unless otherwise noted, information provided in this section describe shares on a pre-split basis.

Summary Compensation Table

The following table sets forth all compensation, including bonuses, stock option awards, and other payments, paid or accrued by the Company and its subsidiaries during the fiscal years ended December 31, 1999, 1998 and 1997. This table shows the compensation to the Company's CEO and each of the other executive officers of the Company and its subsidiaries whose total annual salary and bonus exceeded $100,000 for the year ended 1999.

                                                   Annual Compensation
                                          ------------------------------------
              (a)                  (b)        (c)         (d)          (e)
             Name                 Year                                Other
              And                Ended                                Annual
           Principal            Dec. 31,     Salary      Bonus    Compensation
           Position               1999        ($)         ($)          ($)
------------------------------  --------  ------------  --------  ------------

Robert P. Gordon,                 1999    $360,000(n1)       -0-       -0-
Chairman, CEO, Director           1998    $178,846           -0-       -0-
                                  1997    $158,247      $35,000        -0-

Paul W. Henry,                    1999    $180,000(n2)       -0-       -0-
Secretary, Treasurer, Director    1998    $ 73,333(n3)       -0-       -0-
                                  1997    $     -0-          -0-       -0-

(n1) Of this amount, $200,769 was actually paid in 1999, and the balance of $159,230 was accrued and payable as of December 31, 1999.

(n2) Of this amount, $121,667 was actually paid in 1999, and the balance of $58,833 is accrued and payable as of December 31, 1999.

(n3) Of this amount, $37,500 was actually paid in 1998, and the balance of $35,833 was accrued and paid in 1999.

                                                        Long Term Compensation
                                        ------------------------------------------------------
                                                      Awards                     Payouts
                                        --------------------------------- --------------------
               (a)               (b)          (f)             (g)           (h)        (i)
               Name              Year     Restricted
               And              Ended        Stock           Shares         LTIP    All Other
            Principal          December     Award(s)   Underlying Options Payouts Compensation
             Position             31          ($)                           ($)        ($)
------------------------------ -------- -------------- ------------------ ------- ------------

Robert P. Gordon,                1999          -0-       10,000,000(n1)     -0-        -0-
Chairman, CEO, Director          1998   1,250,000 (n2)   16,809,122(n3)     -0-        -0-
                                 1997          -0-       15,000,000         -0-        -0-

Paul W. Henry,                   1999          -0-        2,068,360(n4)     -0-        -0-
Secretary, Treasurer, Director   1998          -0-        1,000,000         -0-        -0-
                                 1997          -0-               -0-        -0-        -0-

(n1) On December 17, 1999, Mr. Gordon was granted options to acquire 10,000,000 shares of common stock at an exercise price of $.07 per share.

(n2) On December 4, 1998, Mr. Gordon was issued 5,000,000 shares of restricted common stock as long-term compensation. The shares are considered fully-vested and will be eligible to receive dividends, if any. Although the shares are restricted from resale, the dollar value of this restricted stock award is calculated by multiplying the closing market price of the Company's unrestricted stock on the date of grant by the number of shares awarded. Using this formula, the value of the 5,000,000 restricted shares at year end was $2,187,500.

(n3) 1998 total includes 7,000,000 options granted in 1998 and 9,809,122 options originally granted in 1997 that were repriced in 1998. Repricing details are as follows:

         o 7,000,000 options, originally granted on December 8, 1997 with an exercise price of $.30 per share, were repriced to $.20 on January 27, 1998, and were further repriced to $.15 on April 20, 1998.

         o 2,809,122 options, originally granted on September 22, 1997 with an exercise price of $2.00 per share, were repriced to $.30 on December 30, 1997, and further repriced to $.20 on January 27, 1998.

(n4) On December 17, 1999, Mr. Henry was granted options to acquire 2,068,360 shares of common stock at an exercise price of $.07 per share. These options replaced any outstanding options that had been granted in prior years.

Option/SAR Grants in Last Fiscal Year

The information provided in the table below provides information with respect to individual grants of stock options during 1999 to each of the executive officers named in the Summary Compensation Table above. The Company did not grant any stock appreciation rights during 1999.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                Individual Grants

       (a)           (b)           (c)           (d)        (e)
                               % of Total
                  Number of   Options/SARS
                  Securities   Granted to
                  Underlying    Employees   Exercise or
                 Options/SARs   in Fiscal    Base Price Expiration
      Name       Granted (#)    Year (n1)      ($/Sh)      Date
---------------- ------------ ------------- ----------- ----------

Robert P. Gordon  10,000,000       8.3%        $ .07     12/31/04
Paul W. Henry      2,068,360       1.7%        $ .07     12/31/04

Notes:

(n1) The percentage of total options granted in the fiscal year is based upon all options (approximately 120,442,805) granted to eligible participants under each of the Company's employee stock option plans in fiscal 1999. Eligible participants include officers, directors, employees, consultants, and advisors. Not all options granted during 1999 remained outstanding as of December 31, 1999.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The information provided in the table below provides information with respect to each exercise of stock options during fiscal 1999 by the executive officers named in the Summary Compensation Table and the fiscal year end value of unexercised options.

      (a)            (b)         (c)            (d)                  (e)
                                             Number of            Value of
                                       Securities Underlying    Unexercised
                                            Unexercised         In-the-Money
                                          Options/SARs at     Options/SARs at
                    Shares      Value        FY-End (#)           FY-End($)
                 Acquired on  Realized      Exercisable/        Exercisable/
      Name       Exercise (#) ($) (n1)     Unexercisable     Unexercisable (n1)
---------------- ------------ -------- --------------------- ------------------

Robert P. Gordon     -0-         N/A    3,333,333/6,666,667    $6,667/$13,333
Paul W. Henry        -0-         N/A    1,423,360/  645,000    $2,846/$ 1,290

(n1) The aggregate dollar values in columns (c) and (e) are calculated by determining the difference between the fair market value (based on the reported low bid quotations) of the common stock underlying the options and the exercise price for the options at exercise or fiscal year end, respectively.

Long-Term Incentive Plans ("LTIP") - Awards in Last Fiscal Year

This table has been omitted, as no executive officers named in the Summary Compensation Table above received any awards pursuant to any LTIP during fiscal 1999.

Compensation of Directors.

On July 31, 2000, the Company's Board of Directors accelerated the vesting of all options held by directors such that the options immediately vested. In addition, the Board resolved that each current member of the Board be granted an option to acquire 300,000 shares of common stock. Each such option granted to expire in five years, have an exercise price of $1.20 per share, and shall vest and become exercisable on a quarterly basis over three years, so long as the director remains a director of the Company.

On July 31, 2000, the Company's Board of Directors granted Robert P. Gordon an option to acquire 4,000,000 shares of common stock, all with an exercise price of $1.20 per share and an exercise period of five years, of which 2,000,000 vested immediately, 1,600,000 shares which vested upon the closing of the acquisition of GeneralSearch.com, Inc., 200,000 shares to vest upon acquisition of The Affinity Group, and 200,000 shares to vest upon the closing of the acquisition of Reliant Interactive Media Corp. (Mr. Gordon abstained from voting on this matter).

On December 17, 1999, J.R. LeShufy, a director of the Company, was granted options to acquire 600,000 shares of the Company's common stock at an exercise price of $.07 per share. The options vest and become exercisable at the time they vest, subject to termination of the agreement, on a quarterly basis on the last day of each quarter for a period of three years. As of December 31, 1999, 175,000 options were vested with the balance to vest on a quarterly basis on the last day of each quarter for the next two years. All options expire on December 31, 2004.

On December 17, 1999, Robert P. Gordon, an office and director of the Company, was granted options to acquire 10,000,000 shares of the Company's common stock at an exercise price of $.07 per share. The options vest and become exercisable at the time they vest, subject to termination of the agreement, on a quarterly basis on the last day of each quarter for a period of three years. As of December 31, 1999, 3,333,333 options were vested with the balance to vest on a quarterly basis on the last day of each quarter for the next two years. All options expire on December 31, 2004.

On December 17, 1999, Paul W. Henry, an officer and director of the Company, was granted options to acquire 2,068,360 shares of the Company's common stock at an exercise price of $.07 per share. The options vest and become exercisable at the time they vest, subject to termination of the agreement, on a quarterly basis on the last day of each quarter for a period of three years. As of December 31, 1999, 1,423,360 options were vested with the balance to vest on a quarterly basis on the last day of each quarter for the next two years. All options expire on December 31, 2004. These options supercede and replace any prior options held by Mr. Henry.

Pursuant to the Agreement to Serve as a Director dated September 29, 1999, Frank Ragano was granted options to acquire 900,000 shares of the Company's common stock at an exercise price of $.05 per share. The options vest and become exercisable at the time they vest, subject to termination of the agreement, on a quarterly basis on the last day of each quarter for a period of two years. All options expire on December 31, 2004.

Pursuant to a consulting agreement dated May 15, 2000, the Company retained Paul Henry, a director of the Company, to continue to serve as Secretary and Treasurer of the Company. Pursuant to the agreement, Mr. Henry will be paid at the rate of $150,000 per year until October 2000, when he will be paid at a rate of $180,000 per year.

Except as set forth above, no compensation was paid by the Company to its directors for any service provided as a director during the fiscal year covered by this report. There are no formal or informal understandings or arrangements relating to compensation; however, directors may be reimbursed for all reasonable expenses incurred by them in conducting the Company's business. These expenses include out-of-pocket expenses for such items as travel, telephone, postage, and federal express charges.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company's board of directors has complete discretion as to the appropriateness of (a) key-man life insurance, (b) obtaining officer and director liability insurance, (c) employment contracts with and compensation of executive officers and directors, (d) indemnification contracts, and (e) incentive plans to award executive officers and key employees.

Pursuant to an employment agreement dated December 4, 1998, the Company engaged Robert P. Gordon to continue to serve as Chairman (an officer position) for a term of five years. Pursuant to the agreement, Mr. Gordon will be paid a salary of $360,000 per year. In addition, Mr. Gordon received a restricted stock award of 5,000,000 shares of common stock, which are fully-vested. Mr. Gordon is also entitled to the following:

     o   car expense allowance;

     o major medical health benefits equivalent to that provided to other officers;

     o indemnification from any claim or law suit that may be asserted against him when acting as an officer of the Company, provided that said indemnification is not in violation of any federal or state law or rule or regulation of the Securities and Exchange Commission. The agreement also contains certain provisions with respect to disability, termination, confidentiality, and non-competition.

The Company also has employment agreements in place with other officers and significant employees not required to be listed in the compensation tables.

The Company's board of directors is responsible for reviewing and determining the annual salary and other compensation of the executive officers and key employees of the Company and its subsidiaries. The goals of the Company are to align compensation with business objectives and performance and to enable the Company and its subsidiaries to attract, retain, and reward executive officers and other key employees who contribute to the long-term success of the company. The Company and its subsidiaries provide base salaries to executive officers and key employees sufficient to motivate them to achieve certain operating goals. Although salaries are not specifically tied to performance, incentive bonuses are available to certain executive officers and key employees. In the future, executive compensation may include without limitation cash bonuses, stock option grants and stock reward grants. In addition, the Company may set up a pension plan or similar retirement plans.

Employee Benefit and Consulting Services Compensation Plans

The Company currently has two Employee Benefit and Consulting Services Compensation Plan in effect, the TSIG.com Incentive Stock Plan, which covers up to 5 million shares of common stock (post-split); and the TSIG.com 2000 Stock Plan, which covers 9,500,000 shares of common stock (post-split).

Under each of these plans, the Company may issue shares of common stock or grant options to purchase common stock to qualified consultants, advisors, officers, directors, and employees of the Company and its subsidiaries. The purpose of the plans is to promote the best interests of the Company and its stockholders by providing a means of non-cash remuneration to eligible participants who contribute to the operating progress of the Company. The plans are administered by the Company's Board of Directors or a committee thereof and has the discretion to determine:

     o   the eligible participants to receive an award;

     o the number of shares of stock issuable directly or to be granted pursuant to an option;

     o   the price at which an option may be exercised;

     o the price per share in cash, cancellation of fees, or other payment which the Company or its subsidiaries are liable for a direct issue of stock; and

     o   all other terms under which each option shall be granted.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In reading the following, the reader should be aware that one June 23, 2000, TeleServices completed a combination (reverse-split) of its outstanding (but not authorized) common stock, whereby one post-split share was issued for every ten pre-split shares. Transactions dated prior to June 23, 2000 describe shares of common stock on a pre-split basis.

In connection with the Company's August 23, 2000 acquisition of GeneralSearch.com, Inc., Michele J. Bruss, the wife of Jeffrey Bruss, received 17,804,348 shares (post-split) of the Company's common stock in exchange for her shares of GeneralSearch. As part of the acquisition agreement, Mr. Bruss became a director of the Company.

In connection with the Company's private placement of Series A Convertible Preferred Stock, Frank Ragano and his wife purchased 25,000 Series A shares for $50,000 in August 1999. Mr. Ragano subsequently became a director of the Company. The purchase was made on the same terms as other investors in the offering.

In connection with the Company's private placement of Series A Convertible Preferred Stock, a trust benefiting the children of Robert P. Gordon, an officer and director of the Company, purchased 50,000 shares for $100,000 in January 2000. The purchase was made on the same terms as other investors in the offering. Mr. Gordon disclaims any control over the trust or any beneficial ownership of the shares of Series A Convertible Preferred Stock purchased by the trust.

On December 15, 1999, the board of directors of the Company authorized the issuance of 9,500,000 shares of restricted common stock and a warrant to purchase 9,500,000 shares of restricted common stock for a period of five years at an exercise price of $.04 per share, to Robert P. Gordon, an officer and director of the Company. The stock and warrants were issued in cancellation of $380,000 in principal owed to Mr. Gordon for funds previously loaned to the Company by Mr. Gordon.

On November 19, 1999, the board of directors of the Company authorized the issuance of 16,537,880 shares of restricted common stock and a warrant to purchase 16,537,880 shares of restricted common stock for a period of five years at an exercise price of $.04 per share, to Robert P. Gordon, an officer and director of the Company. The stock and warrants were issued in cancellation of $826,894 in principal and interest owed to Mr. Gordon for funds previously loaned to the Company by Mr. Gordon.

On April 23, 1998, the Company entered into a Revolving Credit Loan Agreement and Revolving Credit Master Note with Robert P. Gordon, the Company's Chairman, whereby Mr. Gordon would loan, at his discretion, up to $5 million to TeleServices over the following year, if and when requested by the disinterested members of the board of directors. The loan may be repaid in cash or in restricted common stock of the Company, at the option of Mr. Gordon. On February 22, 1999, Mr. Gordon elected to convert $1 million in principal due under the loan into shares of restricted common stock at the conversion rate of $.15 per share, resulting in the issuance of 6,666,667 shares.

TeleServices acquired a controlling interest in VSI from certain VSI shareholders in September 1996, and completed an exchange offer with the remaining VSI shareholders in early 1997. Pursuant to the acquisition of VSI, the Company issued shares of TeleServices common stock to the following persons in exchange for their controlling interest (over 80%) of VSI:

o    Robert P. Gordon: 11,585,472 shares

o    Elizabeth Gordon (wife of Robert P. Gordon): 1,409,857 shares

o    Mr. And Mrs. Gordon, jointly: 48,750 shares

o    Harvest International of America, Inc. (a corporation controlled by Robert
     P. Gordon): 362,010 shares

o    James F. Gordon (brother of Robert P. Gordon): 1,814,206 shares

The reorganization was reported on Form 8-K dated September 30, 1996.

In October 1996, TeleServices raised $843,750.75 in cash through a private placement of its common stock. The Company sold 1,124,999 shares of common stock, par value $.0001 per share, at a cash purchase price of $0.75 per share to the following parties:

o Stephen G. McLean, a former officer and director of both TeleServices and VSI, purchased 33,333 shares.

o Paul W. Henry, an officer and director of both TeleServices and VSI, purchased 50,000 shares, which includes 15,000 shares in the name of his minor son.

o R.P. Gordon Children Family Trust, a trust benefiting the minor children of Robert P. Gordon, purchased 333,333 shares. Mr. Gordon has no control over and disclaims any interest in the trust, beneficial or otherwise.

o    Robert J. Conrads, a former director of VSI, purchased 400,000 shares.

o Michael Gordon, brother of Robert P. Gordon and a current director of TeleServices, purchased 33,333 shares.

o    Samuel Jacobs, a former officer of VSI, purchased 33,333 shares.

o    Russel R. Uhlmann, Jr., a former officer of VSI, purchased 33,333 shares.

VSI was indebted to Robert P. Gordon in the amount of approximately $1,829,965 in principal for funds loaned to VSI, plus accrued interest. Robert P. Gordon agreed to convert his debt into shares of restricted common stock of VSI, in whole or in part, at the rate of $.75 per share. On September 26, 1996, 2 million shares of VSI restricted stock were issued to Robert P. Gordon for the conversion of $1,500,000 in principal owed to him by VSI. On October 15, 1996, 439,953 shares of restricted stock were issued to Robert P. Gordon for the conversion of the remaining principal balance of $329,965 owed to him by VSI. All shares of common stock were converted into shares of restricted common stock of the Company pursuant to the reorganization described above.

                             SELLING SECURITYHOLDERS

The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of August 30, 2000, the number of shares that each may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. The number of shares sold by each selling securityholder may depend upon a number of factors, including the market price of the common stock. None of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with us or any of our predecessors or affiliates.

                                                                                         SHARES
                                                                MAXIMUM                  BENEFICIALLY
                                           SHARES               SHARES                   OWNED AFTER
                                           BENEFICIALLY         OFFERED IN               OFFERING
NAME OF SELLING                            OWNED PRIOR          OFFERING          ------------------------
SECURITYHOLDER                             TO OFFERING (1)      NUMBER(2)         NUMBER           PERCENT
--------------                             ---------------      ---------         ------           -------

Basic Investments, Ltd.                     3,197,792           3,197,792            0                0

Margaret A. Alesci                             60,378              60,378            0                0

Angel Alfaro                                   46,290              46,290            0                0

Robert Rheintgen
  & Virginia Berg Rheintgen                 2,012,591           2,012,591            0                0

Andrew G. & Iidiko Boyer                      100,630             100,630            0                0

Dave E. Braman                                145,630             100,630       45,000                *

Myriam C. Castellano                           24,151              24,151            0                0

Ken Dandar                                  1,106,925           1,106,925            0                0

Cheryl Demler                                 281,886             221,386       60,500                *

Douglas Emery                                 100,630             100,630            0                0

Eric T. Evans                                  62,378              60,378        2,000                *

James R. Gardner, Jr.                          40,252              40,252            0                0

William Georgiou                               20,126              20,126            0                0

John A. Geremia                                42,752              40,252        2,500                *

Michael Gerwe                                  80,504              80,504            0                0

Michael Gerwe, Jr.                             80,504              80,504            0                0

Gordon Children Trust of 2000 (3)             301,889             301,889            0                0

James F. Gordon (4)                           200,000             200,000            0                0

James Harrison                                 80,504              80,504            0                0

Bill Hartman                                  100,630             100,630            0                0

Joseph R. Klammer                              63,378              60,378        3,000                *

Frank J. Manfredi                             733,652             583,652      150,000                *

James A. and Jana Marx                        100,504              80,504       20,000                *

Teresa I. Morgan                              549,437             549,437            0                0

PDP Properties, LLC                            40,252              40,252            0                0

Cesare A. Piccirilli                          145,881             140,881        5,000                *

Frank & Myra Ragano (5)                       342,460             201,260      141,200                *

Beshara E. Salwan                             472,896             462,896       10,000                *

Mario F. Salwan                               865,162             825,162       40,000                *

Guy Bradley Savelli                           840,162             825,162       15,000                *

Aaron Sharp                                    20,126              20,126            0                0

Alberto Souto                                  24,151              24,000            0                0

Rebecca Walter                              1,421,314           1,408,814       12,500                *

Harold Werth, Jr.                             256,134             181,134       75,000                *

Thomas F.X. Zaller                             80,504              80,504            0                0

* Represents less than one percent.

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each selling securityholder on August 30, 2000, any security that such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person. However, such securities are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)      Includes the following:

         o    Shares of common stock currently outstanding; and

         o    Shares of common stock issuable upon exercise of warrants

(3) The trust benefits the children of Robert P. Gordon, an officer and director of the company. Mr. Gordon has no control over and disclaims any interest in the trust, beneficial of otherwise.

(4) James F. Gordon is the brother of Robert P. Gordon, an officer and director of the company.

(5)      Frank Ragano is a director of the company.

We are registering the shares for resale by selling securityholders in accordance with registration rights granted to them. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees (if any), and fees and disbursements of our counsel in connection with this offering. The selling securityholders will pay any underwriting discounts, selling commissions, and similar expenses relating to the sale of our shares, as well as the fees and expenses of their counsel.

In addition, we have agreed to indemnify certain selling securityholders, underwriters who may be selected by the selling securityholders, and certain affiliated parties against certain liabilities in connection with the offering, including liabilities under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, we have been informed that in the opinion of the SEC such indemnification is against public policy and is unenforceable.

                              PLAN OF DISTRIBUTION

The selling securityholders may, from time to time, sell all or a portion of the shares on the OTC Bulletin Board, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices. The shares may be sold by the selling securityholders by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

     (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

     (c) an exchange distribution in accordance with the rules of such an exchange,

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     (e) privately negotiated transactions,

     (f) short sales and

     (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling securityholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.

Broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share. To the extent a broker-dealer is unable to do so acting as an agent for a selling securityholder, the broker-dealer may purchase as principal any unsold shares at the price required to fulfill its commitment to the selling securityholders. Broker-dealers who acquire shares as principal may subsequently resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise. Such resales may be at prices and on terms then prevailing at the time of sale, at prices related to the current market price, or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above. The selling securityholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling securityholders and any broker-dealers or agents that participate with the selling securityholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The company is required to pay all fees and expenses incident to the registration of the shares. The company has agreed to indemnify certain selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

The authorized capital stock of the company consists of 300 million shares of common stock, par value $.0001 per share and 10 million shares of preferred stock, par value $.001 per share.

COMMON STOCK

On June 23, 2000, TeleServices completed a combination (reverse-split) of TeleServices' outstanding, but not authorized, common stock, whereby one post-split share was issued for every ten pre-split shares. This combination was approved by the company's shareholders at a meeting held on March 27, 2000.

As of August 30, 2000, there were 76,918,548 shares of common stock outstanding.

Each share of common stock is entitled to one vote on all matters to be voted upon by the shareholders generally. The shares do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors, and that in such an event the holders of the remaining shares would not be able to elect a single director. Common stock shareholders are entitled to receive pro-rata such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor subject to the rights of any holders of preferred stock. However, it is the present intention of the company not to pay cash dividends to holders of common stock, but to reinvest company earnings, if any. In the event of liquidation, dissolution, or winding up of the company, common stock shareholders are entitled to share pro-rata in all assets remaining after payment of liabilities and the preferences of any preferred shareholders. Shares of common stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

TeleServices' Articles of Incorporation authorize the company to issue 10 million shares of preferred stock, $.001 par value. Of this, 1,250,000 shares have been issued. The preferred stock may be divided into and issued in one or more series as determined by resolution of the board of directors. The board of directors is authorized, without any further action by the shareholders, to determine dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights, and other rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, as well as the number of shares constituting any such series. In addition, such preferred stock could have other rights, including voting and economic rights senior to the common stock, so that the issuance of such preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock also may have the effect of delaying, deferring or preventing a change in control of the company without any action by shareholders.

The company has designated 1,250,000 shares of preferred stock as "Series A Convertible Preferred Stock," all of which has been issued. The dividend rates, liquidation preferences, redemption provisions, sinking fund provisions, conversion rights, voting rights, and other rights, preferences, privileges and restrictions are set forth in the "Designation of Rights and Preferences of Series A Convertible Preferred Stock" that was filed as an amendment to the company's Articles of Incorporation on March 31, 2000.

TeleServices' Articles of Incorporation have been amended to rescind the existing Designation of Rights and Preferences of Series A Convertible Preferred Stock and replace it with a revised designation which reflects that 1,250,000 shares were sold and provides that each share of Series A Convertible Preferred
Stock:

         o    has a stated value of $2.00;

         o    has a liquidation preference of $2.00;

         o bears interest at the rate of 10% per annum, payable in cash or in shares of restricted common stock, at the option of the Company;

         o is convertible into 40 shares of restricted common stock at a conversion rate of $.05 per share and a warrant entitling the holder to purchase an additional 40 shares of restricted common stock for a period of 5 years at an exercise price of $.20 per share;

         o    is generally non-voting; and

         o is redeemable by the Company if the Company's common stock trades above $1.00.

As of August 30, 2000, all 1,250,000 shares of Series A Convertible Preferred Stock were converted into shares of common stock and common stock purchase warrants.

                                  LEGAL MATTERS

Futro & Trauernicht, LLC, Attorneys and Counselors at Law, (the "Firm"), has acted as our counsel and has given its opinion as to the validity of the original issuance of the securities registered in this registration statement. Our Board has granted options to a member of the Firm, who currently holds the following options: 1) 180,000 options exercisable at $.70 per share; and 2) 1,000,000 options exercisable at $1.00 per share.

            INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES

Indemnification for liabilities under the Securities Act may be permitted to directors, officers, and controlling persons of the company pursuant to the Florida General Corporation Law, the company's Articles of Incorporation (as amended) or Bylaws, or otherwise. However, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by a director, officer, or controlling person in connection with the securities being registered, the company will submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act. TeleServices will be governed by the final adjudication of this issue. Such action will not be necessary if, in the opinion of the company's counsel, controlling precedent has settled the question.

Payment by the company of expenses incurred or paid by a director, officer, or controlling person of the company in the successful defense of any action, suit, or proceeding is not subject to the public policy limitations on indemnification.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 27, 2000, TeleServices engaged the accounting firm of BDO Seidman LLP to serve as its new principal independent accountant. BDO Seidman LLP replaces Schumacher & Associates, Inc. as the Company's principal auditor.

The dismissal of Schumacher & Associates, Inc., was approved by the TeleServices' board of directors on June 27, 2000.

The former accountant's report on the financial statements for each of the past two fiscal years contained a "going concern" qualification. However, it did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years and the subsequent interim period preceding the dismissal of Schumacher & Associates, Inc., there were no disagreements with the former accountant on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Which disagreement(s), if any, if not resolved to the satisfaction of the former accountant would have caused it to make reference to the subject matter of the disagreement(s), if any, in connection with its reports.

                       WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings are also available to the public on the Commission's website at www.sec.gov.

We are not required to deliver an annual report to shareholders. However, upon request, we will provide, at no cost to our shareholders, annual reports containing audited financial statements. You may request a copy of these filings by writing or calling us at:

                  TELESERVICES INTERNET GROUP INC.
                  100 Second Avenue South, Suite 1000
                  St. Petersburg, Florida  33701
                  Attn:  Investor Relations
                  Telephone:  (727) 895-4410

                              FINANCIAL STATEMENTS

The audited financial statements of the company as of December 31, 1998 and December 31, 1999 were audited by Schumacher & Associates, Inc., CPA's, an independent public accounting firm located in Denver, Colorado. Their report regarding the company's financial statements is included in this prospectus in reliance upon their authority as experts in accounting, auditing, and giving such reports.

The company's Financial Statements and Independent Auditor's Report for the fiscal years ending December 31, 1999 and December 31, 1998 are included.

Also included are the company's unaudited financial statements for the period ended June 30, 2000.

INDEX                                                                        PAGE
-----                                                                        ----

1.            Consolidated Financial Statements                               F-2
                     December 1999, and 1998

2.            Unaudited Consolidated Financial Statements                    F-17
                     June 30, 2000

                        TELESERVICES INTERNET GROUP INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999
                                December 31, 1998

INDEX
-----                                                                      Pages
                                                                           -----
  Report of Independent Certified Public Accountants                         F4

  Consolidated Financial Statements:

  Consolidated Balance Sheet                                                 F5

  Consolidated Statements of Operations                                      F6

  Consolidated Statements of Cash Flows                                      F7

  Consolidated Statement of Changes in Stockholders' Deficit                 F8

  Notes to Consolidated Financial Statements                              F9 - F16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
TeleServices Internet Group Inc.

We have audited the accompanying consolidated balance sheet of TeleServices Internet Group Inc. as of December 31, 1999, and the related statements of operations, changes in stockholders' (deficit), and cash flows for the two years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TeleServices Internet Group Inc. as of December 31, 1999, and the results of its operations, its changes in stockholders' (deficit) and its cash flows for the two years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the accompanying financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Schumacher & Associates, Inc.
Certified Public Accountants
2525 15th Street, Suite 3H
Denver, CO 80211

February 11, 2000

                        TeleServices Internet Group Inc.
                           Consolidated Balance Sheet
                              At December 31, 1999

                                     ASSETS

Current assets:
     Cash, restricted (Note 2)                          $     30,000
     Other current assets                                     45,533
                                                        ------------

         Total current assets                                 75,533

Equipment, net of accumulated depreciation of
     $417,970 (Note 5)                                       474,699
Other assets                                                   4,255
                                                        ------------

         Total assets                                   $    554,487
                                                        ============

                     LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities:
   Accounts payable and accrued expenses (Notes 13, 14) $  3,261,427
   Loans payable, stockholder (Note 8)                       165,387
   Notes payable, current portion (Note 12)                  256,599
   Convertible debentures (Note 12)                          300,000
   Preferred stock subscription received (Note 11)           620,000
                                                        -----------

                  Total current liabilities                4,603,413

Long-term liabilities
   Notes payable                                              17,352
                                                        ------------

                  Total liabilities                        4,620,765
                                                        ------------

Commitments and Contingencies (See Notes)

Stockholders' (deficit):
   Preferred stock, $.001 par value
     10,000,000 shares authorized
     No shares issued and outstanding
   Common stock, $.0001 par value,
     300,000,000 shares authorized,
     240,083,155 shares issued and outstanding                25,059
   Additional paid-in capital                             42,555,647
   Treasury Stock, 13,130 shares at cost                    (125,000)
   Accumulated (deficit)                                 (46,521,984)
                                                        ------------

    Total stockholders' (deficit)                         (4,066,278)
                                                        ------------

    Total liabilities and stockholders' (deficit)       $    554,487
                                                        ============

    The accompanying notes are an integral part of the Financial Statements.

                        TeleServices Internet Group Inc.
                      Consolidated Statements of Operations
                         For the Years Ended December 31

                                                1999             1998

Total Revenues                             $     395,767    $     143,472
                                           -------------    -------------

Operating Expenses:

          Salaries and contract services       2,948,153        1,285,268
          Payroll taxes                          335,858          349,547
          Rent                                   305,042          316,383
          Telephone                              397,937          222,126
          Travel and entertainment               221,060           98,641
          Advertising and promotion               88,693           80,868
          Depreciation and amortization          234,009          183,307
          Outside advisory services            2,725,000               --
          Other expenses (Note 6)              3,127,213        4,027,993
                                           -------------    -------------


          Total operating expenses            10,382,965        6,564,133
                                           -------------    -------------


Net (loss) from operations                    (9,987,198)      (6,420,661)

Other income (expenses):
          Interest income                          3,342            9,832
          Interest (expense)                    (214,052)        (201,867)
          Discounts on stock conversions      (2,815,143)      (3,765,740)
                                           -------------    -------------

Net (loss) from continuing operations        (13,013,051)     (10,378,435)
                                           -------------    -------------

Discontinued operations:
          Loss from operations of VSI           (161,988)      (1,443,816)
          Gain on bankruptcy of VSI            4,541,689               --
                                           -------------    -------------

Total gain from discontinued operations        4,379,701       (1,443,816)
                                           -------------    -------------

Net (loss)                                 $  (8,633,350)   $ (11,822,251)
                                           =============    =============

Net (loss) per share                       $      (0.065)   $       (0.23)
                                           =============    =============

Weighted Average Shares Outstanding          133,320,665       50,470,972
                                           =============    =============

    The accompanying notes are an integral part of the Financial Statements.

                        TeleServices Internet Group, Inc.
                      Consolidated Statements of Cash Flows
                         For the Years Ended December 31

                                                                             1999            1998
                                                                        -------------   -------------
Cash flows from operating activities:
     Net (loss) from continuing operations                              $(13,013,051)   $(10,378,435)
     Adjustments to reconcile net (loss) to
       net cash (used in) operating activities:
         Net gain from sale of affiliated business                          (325,323)             --
         Decrease in accounts receivable                                      71,347         154,118
         Depreciation and Amortization                                       234,009         183,307
         Increase in accounts payable and accrued expenses                 1,474,864       1,000,105
         (Increase) decrease in other assets                                  65,172        (116,115)
                                                                        ------------    ------------
                  Net cash (used in) operating activities                (11,492,982)     (9,157,021)
                                                                        ------------    ------------

Cash flows from investing activities:
     (Acquisition) of equipment                                             (341,615)        (14,924)
     (Investment) in affiliate company                                       706,309        (380,986)
                                                                        ------------    ------------
                  Net cash provided by (used in) investing activities        364,694        (395,910)
                                                                        ------------    ------------

Cash flows from financing activities:
     (Repayment of) leases payable                                           (18,790)        (82,978)
     Cash proceeds from (repayment of) loans from stockholders                34,292       4,044,024
     Issuance of common stock                                                366,400       1,211,265
      Preferred stock subscription received                                  620,000              --
      Sale of convertible debentures                                       2,902,000         875,000
      Acquisition of treasury stock                                               --        (125,000)
     (Repayment of) notes payable                                            (54,722)       (121,205)
     (Increase) decrease in cash collateral                                                   95,000
                                                                        ------------    ------------
                  Net cash provided by financing activities                3,849,180       5,895,806
                                                                        ------------    ------------

(Decrease) in cash                                                        (7,279,106)     (3,657,126)
Cash, beginning of period                                                         --              --
Non-cash transactions                                                      7,279,106       3,657,126
                                                                        ------------    ------------

Cash, end of period                                                     $         --    $         --
                                                                        ============    ============

Schedule of non-cash operating, financing and investing activities:
       Net gain from discontinued operation                                 (161,988)     (1,443,816)
       Net gain on disposal of discontinued operations                        92,697
       Repayment of stockholder loan                                      (1,000,000)     (2,752,244)
       Issuance of common stock                                           11,825,397       7,925,185
       Stock subscription receivable                                                         (72,000)
       Conversion of debentures into common stock                         (3,477,000)             --
                                                                        ------------    ------------
                          Increase in non-cash items                    $  7,279,106    $  3,657,125
                                                                        ============    ============
Interest paid                                                           $    214,052    $    201,867
                                                                        ============    ============
Income taxes paid                                                       $         --    $         --
                                                                        ============    ============

    The accompanying notes are an integral part of the Financial Statements.

                        TeleServices Internet Group Inc.
          Consolidated Statement of Changes in Stockholders' (Deficit)
                From December 31, 1997 through December 31, 1999

                                                             Shares      Additional
                                                 Common   ------------     Paid-in     Accumulated     Treasury
                                                 Stock       Amount        Capital       Deficit         Stock          Total
                                                          ------------  ------------  -------------  -------------  -------------

Balance, December 31, 1997                    30,155,947  $      3,016  $ 20,869,442  $(26,066,383)  $         --   $ (5,193,925)

Issuance of Common Stock                      34,815,691         3,482     8,757,969            --             --      8,761,450

Imputed Interest on Convertible Debentures            --            --       375,000            --             --        375,000

Acquisition of Treasury Stock                         --            --            --            --       (125,000)      (125,000)

Net (loss) year ended December 31, 1998               --            --            --   (11,822,251)            --    (11,822,251)
                                            ------------  ------------  ------------  ------------   ------------   ------------
Balance, December 31, 1998                    64,971,638         6,498    30,002,411   (37,888,635)      (125,000)    (8,004,726)

Issuance of Common Stock                     185,611,517        18,561    11,438,093            --             --     11,456,654

Imputed Interest on Convertible Debentures            --            --     1,115,143            --             --      1,115,143

Net (loss) year ended December 31, 1999               --            --            --    (8,633,350)            --     (8,633,350)
                                            ------------  ------------  ------------  ------------   ------------   ------------
Balance, December 31, 1999                   250,583,155  $     25,059  $ 42,555,647  $(46,521,984)  $   (125,000)  $ (4,066,278)
                                            ============  ============  ============  ============   ============   ============

    The accompanying notes are an integral part of the Financial Statements.

                        TELESERVICES INTERNET GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     December 31, 1999 and December 31, 1998

(1)  Organization and Operations:

     TeleServices Internet Group Inc. (TSIG), formerly TeleServices International Inc. and formerly Dynasty Capital Corporation (Dynasty), was incorporated under the laws of the State of Florida on October 1, 1986. TSIG issued common stock for 100% of the issued and outstanding common stock of Visitors Services, Inc. (VSI). This transaction was accounted for as a reverse acquisition since the former controlling shareholders of VSI control TSIG after the business combination. Prior to the transaction TSIG was an inactive public shell corporation with no net assets. The Company changed its name to TeleServices Internet Group Inc. on July 8, 1999.

     VSI was incorporated under the laws of the State of Florida in November 1992 to provide automated reservations and information services specifically designed to support the special needs of convention and visitors bureaus and other organizations. On March 5, 1999, VSI filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division.

     American International Travel Agency, Inc. (AIT), a wholly-owned subsidiary of TSIG, was incorporated under the laws of the State of Florida on September 27, 1977 to provide retail travel services. AIT was acquired by VSI on December 6, 1996. The Company's board of directors prepared a unanimous written consent dated December 3, 1998 approving the acquisition of AIT by TSIG from VSI by assumption of approximately $72,000 of AIT debt and a credit to TSIG's intercompany receivable from VSI of $20,000. As a transaction among wholly-owned subsidiaries of TSIG, there was neither a contract nor a bill of sale documenting this transaction; there also was no stock certificate prepared evidencing this transaction.

     Compact Connection, Inc. (CCI), a Delaware corporation, was incorporated on April 17, 1998, as a wholly-owned subsidiary of TSIG for the purpose of establishing an internet-based discount retail music CD and cassette tape business. CCI changed its name to The MusicCard Co. on January 19, 1999 and then to My MusicCard Company (MMC) on February 16, 1999.

     My Card, Inc. (MCI), a Delaware corporation, was incorporated on February 11, 1999, as a wholly-owned subsidiary of TSIG for the purpose of expanding the Company's product lines and e-commerce business.

     The source of sales revenue during the years 1999 and 1998 are summarized as follows:

                                                        1999          1998
                                                        ----          ----
                    TSIG                                  0%            0%
                    VSI                                   0%           87%
                    AIT                                  30%           12%
                    MMC                                  37%            1%
                    MCI                                  33%            0%
                                                        ----         -----
                             Total                      100%          100%


         The proportion of revenues derived from VSI is no longer included in the financial statements for either 1999 or 1998 as it is included in the discontinued operations.

                        TELESERVICES INTERNET GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     December 31, 1999 and December 31, 1998

(2)      Summary of Significant Accounting Policies

         (a)      Principles of Consolidation

                  The consolidated financial statements of TSIG and subsidiaries (the Company) include the accounts of TSIG and AIT for the entire years ended December 31, 1999 and 1998, the accounts of MMC since April 17, 1998 and the accounts of MCI since February 11, 1999, the date if its formation. All intercompany accounts and transactions have been eliminated in the consolidation.

         (b)      Concentration of Credit Risk

                  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company grants credit to various business and entities, in the U.S.A. The Company does not require collateral for its accounts receivable. The Company maintains its cash balance in one financial institution located in Florida. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999 the Company had no uninsured cash balances, but at various times throughout the year, the balance exceeded the insured limit.

         (c)      Income Tax

                  The Company has net operating loss carryovers totaling approximately $46,000,000 at December 31, 1999, which expire in various years through 2019. The Company has deferred tax assets of approximately $6,900,000 at December 31, 1999 related to loss carryovers but due to the uncertainty of the Company's ability to utilize these carryovers, a valuation allowance of the total $6,900,000 has been provided. Therefore, as of December 31, 1999 the Company's financial statements do not include any provision for deferred tax assets. A change in ownership of more than 50% of the Company could reduce or eliminate the Company's ability to utilize these loss carryovers.

         (d)      Equipment

                  Equipment is carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years. The equipment was principally owned by VSI, which filed a petition for relief under Chapter 7 of the United States Bankruptcy Code. The equipment was acquired by TSIG from the trustee of the Bankruptcy Court at an appraised liquidation value.

         (e)      Per Share Information

                  The per-share information is computed based upon the weighted average shares outstanding.

                                TELESERVICES INTERNET GROUP INC.
                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             December 31, 1999 and December 31, 1998

         (f)      Use of Estimates in the Preparation of Financial Statements

                  Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant assumptions in the accompanying financial statements relate to the Company's ability to continue as a going concern as described in note 3 and estimated useful lives of equipment as disclosed in note 2(d). The ultimate resolution of the reasonableness of the related assumptions cannot presently be determined. Actual results could differ from the Company's estimates.

         (g)      Advertising and Promotion Costs

                  Advertising, promotion and sales materials costs are expensed as incurred.

         (h)      Geographic Area of Operations

                  The Company provides services to customers in the U.S.A. The potential for severe financial impact can result from negative effects of economic conditions within the market or geographic area. Since the Company's business is principally in one area and in one industry, this concentration of operations results in an associated risk and uncertainty.

         (i)      Restricted Cash

                  Included in cash on December 31, 1999 is $30,000 being held in separate certificates of deposit as collateral for operating licenses.

         (j)      Software Development

                  The Company incurred $215,000 in total outside costs related to the development of computer software designed for the purpose of providing an internet-based order transaction system for MMC. At December 31, 1999, the net book value of this software was $56,312.

         (k)      Write Down of Equipment Value

                  During 1999 and 1998, the Company wrote down the value of its equipment and other assets by $100,000 and $325,000, respectively, due to reasonable doubt as to its ability to be able to recover the full value from future operations.

                        TELESERVICES INTERNET GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     December 31, 1999 and December 31, 1998

         (l)      Investment in Affiliate

                  At December 31, 1998, TSIG had an investment in an affiliate company totaling $380,986, equal to the costs related to attempting to complete the proposed acquisition of certain entities. During 1998, the efforts to complete the proposed acquisitions were terminated and certain former employees of the Company resigned from the Company and acquired these entities. In exchange for transferring the rights, if any, the Company had with regard to these acquisitions and in exchange for terminating various employment and severance agreements, the Company was issued an equity position in the entity. During the current reporting period, the Company sold its equity position for $706,000 in cash, resulting in a gain of $326,000 recognized in 1999.

         (m)      Stock Issuance Discounts

                  During the year ended December 31, 1999 and 1998, the Company recognized an expense totaling $1,115,143 and $375,000, respectively, related to the conversion of convertible debentures at a 30 percent discount to the public market price at the time of conversion. In addition, in 1999, an expense of $1,700,000 was recognized related to the conversion of a stockholder loan into common shares at a below-market price of $.15 (see Note 8). In 1998, the discount recognized on the stockholder conversion was $3,390,740.

         (n)      Advisory and Consulting Fees

                  During 1999, the Company issued common stock with a value of $2,725,000 for various consulting and advisory services related to the financing and development of the Company and its operations.

(3)      Basis of Presentation - Going Concern

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. However, the Company has sustained recurring operating losses since its inception and has a working capital deficit. Management is attempting to raise additional capital. In view of these matters, realization of certain assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financial requirements, raise additional capital, and the success of its future operations. Management believes that its ability to raise additional capital provides the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(4)      Lease Commitments

         In September, 1995, the Company entered into an operating lease agreement for its Florida office facilities for a term of seven years. On March 15, 1999, the Company entered into a 3-year operating lease agreement for an office/warehouse facility in Southern California. Minimum future rental payments due under operating leases with terms greater than one year are summarized as follows:

                        TELESERVICES INTERNET GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    December 31, 1999 and December 31, 1998

(4)      Lease Commitments, continued

                  Year ending December 31
                           2000                                 $  367,257
                           2001                                 $  340,406
                           2002                                 $  220,172

(5)      Equipment

         The company's equipment as of December 31, 1999 is summarized as follows:

Furniture, fixtures and office equipment   $  36,750
Telephone equipment                          477,385
Computer equipment and software              357,694
Vehicles                                      20,841
                                           ---------
                                             892,669
Accumulated depreciation                    (417,970)
                                           ---------
                                           $ 474,699
                                           =========

(6)      OTHER EXPENSES

         In addition to normal other operating expenses, other expenses include the following:

                                    1999         1998
                                 ----------   ----------

Provision for contingencies      $  360,000   $  666,886
Write off software development      100,000      810,795
Provision for asset writedown            --      325,283
                                 ----------   ----------

                                 $  460,000   $1,802,964
                                 ==========   ==========

(7)      VSI Bankruptcy

         On March 5, 1999, VSI filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division, resulting in a net realized gain from the liquidation of the assets and relief from liabilities of the business. The gain, totaling $4,541,689, is summarized as follows:

Accounts payable & accrued expense   $1,647,701
Notes & leases payable                   78,243
Payroll taxes payable                   611,083
Litigation reserve                    2,477,809
                                     ----------
       Total liabilities relieved     4,814,836
                                     ----------

                        TELESERVICES INTERNET GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     December 31, 1999 and December 31, 1998

(7)      VSI Bankruptcy, continued

Current assets                                   (128,664)
Property and equipment, net of depreciation      (144,483)
                                              -----------
       Total assets disposed of                  (273,147)
                                              -----------

Net Gain                                      $ 4,541,689
                                              -----------

(8)      Related Party Transactions

         The stockholders of the Company have made various demand loans to the Company for expansion and operating capital. During the year ended December 31, 1999 the stockholders converted $1,380,000 into 16,166,667 shares of the common stock of the Company. During the year ended December 31, 1998 the stockholders converted $2,752,244 into 17,110,522 shares of Common Stock.

         As of December 31, 1999 loans payable to a stockholder totaled $5,387, accruing interest at 11% per annum. This balance includes $160,000 of compensation accrued but unpaid as of December 31, 1999. The loan is payable on demand and is uncollateralized.

         Effective December 4, 1998 TSIG entered into a five-year employment agreement with its Chairman of the Board of Directors. Annual compensation according to the terms of the agreement is $360,000. In addition, the Chairman was awarded 5,000,000 shares of restricted common stock of the Company for services. At December 4, 1998 the closing price for the Company's common stock was $.25 per share. Due to the large block and the restrictive nature of the stock issued for services, the compensation was recorded at 50% of the closing price for the common stock on December 4, 1998. The employment agreement also entitles the Chairman to receive a car allowance, major medical insurance benefits, indemnification from any claim or law suit which may be asserted against him when acting as an officer of the Company provided that said indemnification is not in violation of any federal or state law or rule or regulation of the Securities and Exchange commission. The agreement also contains certain provisions with respect to disability, termination, confidentially and non-competition.

(9)      Stock Options

         On August 25, 1999, the Company's Board of Directors adopted the TSIG.com 1999 Stock Plan, which consists of 25,000,000 shares. Also on December 17, 1999, the Company's Board of Directors adopted the TSIG.com Incentive Plan which consists of 30,000,000 shares. Options on these shares are to be granted at the Board's discretion.

                        TELESERVICES INTERNET GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     December 31, 1999 and December 31, 1998

(9)      Stock Options, continued

                                            Number of  Weighted Average
                                             Options    Exercise Price
                                           ----------  ---------------

Outstanding at December 31, 1998            3,643,726    $     .3027
Outstanding at December 31, 1999           30,988,703    $     .0708
Exercisable at December 31, 1999           30,988,703    $     .0708
Options granted during 1999                29,000,000    $     .0567
Options exercised during 1999               4,483,854    $     .077
Options forfeited or expired during 1999    1,171,169    $     .5825

         Options outstanding as of December 31, 1999 expire at various dates through May 31, 2004.

(10)     Common Stock

         On July 31, 1999, the Company held a special meeting of the shareholders, during which the number of authorized common shares was increased to 300,000,000 from 100,000,000.

(11)     Preferred Stock

         The Company is authorized to issue 10,000,000 shares of preferred stock, having a par value of $.001 each. The preferred stock may be issued in a series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. As of December 31, 1999, the Company had received subscriptions and funds representing 310,000 shares of the preferred stock at a price of $2.00 per share. However, no shares have been issued and the $620,000 received has been recorded as a stock subscription received liability. The shares will be issued upon determination of the terms and necessary documentation related to the transaction.

(12)     Notes, Loans and Debentures Payable

         The Company had notes and loans payable of approximately $274,000 at December 31, 1999. The amounts due consist of $96,500 payable for the repurchase of treasury stock, $20,588 for the purchase of a vehicle, $112,000 in a bank loan owed by VSI but assumed by TSIG and $44,500 due to individuals. All of the debts have a current due date with the exception of the vehicle loan, which has a current maturity of $3,236 and a long-term maturity of $17,352.

         In November 1998, the Company authorized the issuance of $2,000,000 of convertible debentures. In 1998 and 1999, a total of $3,777,000 was received as proceeds from the issuance of the debentures. The terms of the debentures include interest at 8% per annum and are due and payable one year from issuance. The debentures are convertible at the option of the holder into common stock of the Company at 70% of the market price of the common stock based upon the average bid price for the five days immediately preceding the date of conversion. As of December 31, 1999, $3,477,000 of the outstanding debentures plus accrued interest of $73,072 were converted into a total of 83,077,994 shares of common stock at an average price of $.0427 per share.

                        TELESERVICES INTERNET GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     December 31, 1999 and December 31, 1998

(13)     Contingent Liabilities

         Creditors of VSI, including the Internal Revenue Service, may assert a claim against TSIG. A contingency exists with respect to these matters, including final determination if the transactions between TSIG and VSI are legitimate transactions allowable by Federal Bankruptcy Code or if they are determined to be in violation of preference of creditor statutes, rules and regulations. A provision of $475,000 was accrued by the Company for the trust fund portion of the federal payroll tax withholdings owed by VSI and a provision of $130,000 was accrued for a bank loan guaranteed by an officer of TSIG.

(14)     Creditor Delinquencies

         The Company is materially delinquent on payment of various creditor obligations including various obligations to the Internal Revenue Service. Failure to pay these balances due could result in the inability of the Company to continue in business.

(15)     Fourth Quarter Adjustments

         The Company recognized as expenses various previously unrecorded accruals for potential litigation matters and various accrued expenses and provisions for losses, which were recorded in the fourth quarter. These fourth quarter adjustments totaled $360,000. Additionally, the expenses related to stock issuance for outside advisory services and the discounted stock conversion were recorded in the fourth quarter, a total of $5,540,000.

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

                                  June 30, 2000

INDEX                                                                         Page
-----                                                                         ----

     Consolidated Financial Statements (unaudited):

     Consolidated Balance Sheets                                               F18

     Consolidated Statements of Operations                                     F19

     Consolidated Statement of Stockholders' Deficit                           F20

     Consolidated Statements of Cash Flows                                     F21

     Notes to Consolidated Financial Statements                             F22 - F28

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                                                  December 31,
                                                                  June 30, 2000       1999
                                                                   (Unaudited)      (Audited)
                                                                  ------------    ------------
ASSETS
Current Assets:
    Cash                                                          $     11,501    $         --
    Cash, restricted                                                    30,000          30,000
    Other current assets                                               122,787          45,533
                                                                  ------------    ------------

        Total Current Assets                                      $    164,288    $     75,533
Officer loan receivable, net                                           161,138              --
Equipment, net of accumulated depreciation                             307,566         474,699
Other assets                                                             6,948           4,255
                                                                  ------------    ------------

            Total Assets                                          $    639,940    $    554,487
                                                                  ============    ============


LIABILITIES AND CAPITAL DEFICIT
Current Liabilities:
    Accounts payable and accrued expenses                         $  3,406,222    $  3,261,427
    Loans payable, stockholder                                              --         165,387
    Loans payable, related party                                       705,348              --
    Notes payable, current portion                                     241,563         256,599
    Convertible debentures                                                  --         300,000
    Preferred stock subscription received                                   --         620,000
                                                                  ------------    ------------

            Total Current Liabilities                             $  4,353,133    $  4,603,413

Long-term liabilities
    Notes payable, less current portion                                 15,684          17,352
                                                                  ------------    ------------

            Total Liabilities                                      $  4,368,817    $  4,620,765
                                                                  ------------    ------------

Stockholders' deficit:
    Preferred stock, $2.00 stated value
         10,000,000 shares authorized,                                   1,250              --
           1,250,000 issued and outstanding
    Common stock, $.0001 par value
        300,000,000 shares authorized,
        28,163,415 and 25,058,316 shares issued and outstanding          2,816           2,506
    Additional paid-in capital                                      54,615,072      42,578,200
    Treasury stock, 13,130 shares at cost                             (125,000)       (125,000)
    Accumulated deficit                                            (58,223,015)    (46,521,984)
                                                                  ------------    ------------

        Total Stockholders' deficit                                 (3,728,877)     (4,066,278)
                                                                  ------------    ------------

        Total Liabilities and Stockholders' deficit               $    639,940    $    554,487
                                                                  ============    ============

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
            For the Three and Six Months Ended June 30, 2000 and 1999
                                   (Unaudited)

                                                   Three Months Ended June 30      Six Months Ended June 30
                                                      2000            1999            2000            1999
                                                  ------------    ------------    ------------    ------------
Total Revenues                                    $     56,125    $    164,910    $    107,233    $    267,211
                                                  ------------    ------------    ------------    ------------

Operating Expenses
    Salaries & contract services                       499,696         744,746       1,128,910       1,454,835
    Payroll taxes and benefits                          45,860         118,063          88,917         196,300
    Rent                                                95,446          83,903         182,257         123,288
    Telephone                                           61,153         102,842         132,374         241,028
    Travel and entertainment                            52,093          82,249          93,489         169,496
    Advertising and promotion                            1,365          39,476          40,536          56,843
    Depreciation and amortization                       86,118          55,439         173,088          89,902
    Outside advisory services                        4,485,438              --       7,853,199
    Other expenses                                   1,314,007         474,851       2,036,143         853,162
                                                  ------------    ------------    ------------    ------------

Total Operating Expenses                             6,641,176       1,701,569      11,728,913       3,184,854
                                                  ------------    ------------    ------------    ------------

Net (loss) from operations                          (6,585,051)     (1,536,659)    (11,621,680)     (2,917,643)

Other income (expenses)
    Interest income                                     20,689             818          25,502           2,664
    Interest (expense)                                (116,915)        (37,008)       (117,731)        (60,188)
    Gain on sale of assets                                  --              --          12,875              --
                                                  ------------    ------------    ------------    ------------

    Total Other Income (Expense)                       (96,226)        (36,190)        (79,354)        (57,524)
                                                  ------------    ------------    ------------    ------------

Net (loss) from continuing operations               (6,681,277)     (1,572,849)    (11,701,034)     (2,975,167)
                                                  ------------    ------------    ------------    ------------

Discontinued operations:
    Loss from operations of VSI                             --              --              --        (161,988)
    Gain on liquidation of subsidiary                       --              --              --       4,541,689
                                                  ------------    ------------    ------------    ------------

Total gain from discontinued operations                     --              --              --       4,379,701
                                                  ------------    ------------    ------------    ------------

Net income (loss)                                   (6,681,277)     (1,572,849)    (11,701,034)      1,404,534


Preferred Stock dividends                              (62,334)             --     (18,812,334)             --
                                                  ------------    ------------    ------------    ------------

   Net income (loss) applicable to Common Stock   $ (6,743,611)   $ (1,572,849)   $(30,513,368)   $  1,404,534
                                                  ============    ============    ============    ============

Basic and diluted loss per common share:
    Continuing operations                               (0.243)         (0.178)         (1.134)         (0.372)
    From discontinued operations                            --              --              --           0.547
                                                  ------------    ------------    ------------    ------------

Net income (loss) per common share:               $     (0.243)   $     (0.178)   $     (1.134)   $      0.175
                                                  ============    ============    ============    ============

Weighted Average
    Shares Outstanding                              27,753,817       8,856,333      26,911,736       8,005,504
                                                  ============    ============    ============    ============

               TELESERVICES INTERNET GROUP, INC. AND SUBSIDIARIES
          Consolidated Statement of Changes in Stockholders' (Deficit)
                  From December 31, 1999 through June 30, 2000


                                             Common                        Preferred                     Additional
                                             Stock                           Stock                         Paid-in
                                             Shares          Amount          Shares         Amount         Capital
                                          ------------    ------------    ------------   ------------    ------------
Balance, December 31, 1999                  25,058,316    $      2,506                                   $ 42,578,200

Conversion of debt to common stock             620,120              62              --             --         299,938
Issuance of common stock in settlements        205,392              20              --             --         390,614
Repricing of stock options                          --              --              --             --       2,518,548
Exercise of options for services               290,000              29              --             --         863,000
Exercise of options for cash                   745,924              75              --             --         588,485
Issuance of Preferred Stock                         --              --       1,250,000          1,250       2,498,750
Net loss quarter ended March 31, 2000               --              --              --             --              --
                                          ------------    ------------    ------------   ------------    ------------

Balance, March 31, 2000                     26,919,752           2,692       1,250,000          1,250      49,737,535
                                          ------------    ------------    ------------   ------------    ------------

Repricing of stock options                          --              --              --             --       2,960,000
Exercise of options                            800,000              80              --             --         399,920
Adjustment to reconcile with
    transfer agent                              (6,337)             (1)             --             --               1
 Issuance of common stock in settlement        450,000              45              --             --       1,079,950
 Issuance of options for services                   --              --              --             --         500,000
 Accrued preferred stock dividends                  --              --              --             --         (62,334)
Net loss quarter ended June 30, 2000                --              --              --             --              --
                                          ------------    ------------    ------------   ------------    ------------

 Balance, June 30, 2000                     28,163,415    $      2,816       1,250,000   $      1,250    $ 54,615,072
                                          ------------    ------------    ------------   ------------    ------------


                                          Accumulated      Treasury
                                            Deficit          Stock           Total
                                          ------------    ------------    ------------
Balance, December 31, 1999                $(46,521,984)   $   (125,000)   $ (4,066,278)

Conversion of debt to common stock                  --              --         300,000
Issuance of common stock in settlements             --              --         390,634
Repricing of stock options                          --              --       2,518,548
Exercise of options for services                    --              --         863,029
Exercise of options for cash                        --              --         588,560
Issuance of Preferred Stock                         --              --       2,500,000
Net loss quarter ended March 31, 2000       (5,019,754)             --      (5,019,754)
                                          ------------    ------------    ------------

Balance, March 31, 2000                    (51,541,738)       (125,000)     (1,925,261)
                                          ------------    ------------    ------------

Repricing of stock options                          --              --       2,960,000
Exercise of options                                 --              --         400,000
Adjustment to reconcile with
    transfer agent                                  --              --              --
 Issuance of common stock in settlement             --              --       1,079,995
 Issuance of options for services                   --              --         500,000
 Accrued preferred stock dividends                  --              --         (62,334)
Net loss quarter ended June 30, 2000        (6,681,277)             --      (6,681,277)
                                          ------------    ------------    ------------

 Balance, June 30, 2000                   $(58,223,015)   $   (125,000)   $ (3,728,877)
                                          ------------    ------------    ------------

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flow
                 For the Six Months Ended June 30, 2000 and 1999
                                   (Unaudited)

                                                                               Six Months      Six Months
                                                                              Ended June 30   Ended June 30
                                                                                  2000            1999
                                                                              -------------   -------------
 Cash flows from operating activities:

 Net loss                                                                     $(11,701,034)   $ (2,975,167)
 Adjustments to reconcile net loss to
    net cash provided by (used in) operating activities:
          Services paid through issuance of common stock and options             8,687,281              --
          Net gain from sale of affiliated business                                     --        (325,323)
          Depreciation and amortization                                            173,088          89,902
          Changes in current assets and liabilities:
               Decrease (increase) in accounts receivable                           (2,877)          8,442
               Decrease (increase) in prepaid marketing expense                         --        (809,065)
               (Increase) decrease in other assets                                 (77,070)         58,261
               (Increase) decrease in accounts payable and accrued expenses         87,013         876,247
                                                                              ------------    ------------

             Net cash (used in) operating activities:                           (2,833,599)     (3,076,703)
                                                                              ------------    ------------

 Cash flows from investing activities:
          Acquisition disposal of equipment                                         (5,156)       (221,285)
          (Acquisition) disposal of new business                                        --         706,309
          Net advances to officer                                                 (161,138)             --
                                                                              ------------    ------------

             Net cash (used in) investing activities:                             (166,294)        485,024
                                                                              ------------    ------------

 Cash flows from financing activities:
          Repayment of loans payable                                               (16,704)        (18,790)
          Cash proceeds from (repayment of)
              loans from stockholders                                          (165,387.00)        320,484
          Cash proceeds from related party note payable                            700,000              --
          Issuance of common stock                                                 623,475         166,400
          Issuance of preferred stock                                            1,870,010              --
          Sale of convertible debentures                                                --       2,064,000
          Repayment of notes payable                                                    --        (102,110)
          (Increase) decrease in cash collateral                                        --          50,000
                                                                              ------------    ------------

             Net cash provided by financing activities:                          3,011,394       2,479,984
                                                                              ------------    ------------

 Increase (decrease) in cash                                                        11,501        (111,695)
 Cash, beginning of period                                                              --              --
 Non-cash transactions                                                                  --         111,695
                                                                              ------------    ------------

 Cash, end of period                                                          $     11,501    $         --
                                                                              ============    ============

 Schedule of non-cash operating, financing and investing activities:
      Net gain from discontinued operation                                              --        (161,988)
      Net gain on disposal of discontinued operations                                   --        (141,649)
      Repayment of stockholder loan                                                     --      (1,000,000)
      Issuance of common stock                                                          --       3,690,404
      Stock subscription received                                                  620,000        (488,000)
      Conversion of debentures into common stock                                   300,000      (1,787,072)
                                                                              ------------    ------------
             Increase in non-cash items                                            920,000         111,695
                                                                              ============    ============

 Interest paid                                                                $     19,819    $     60,188
                                                                              ============    ============
 Income taxes paid                                                            $         --    $         --
                                                                              ============    ============

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)


(1)      Condensed Financial Statements:

         The financial statements included herein have been prepared by TeleServices Internet Group Inc. (Company) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements are read in conjunction with the December 31, 1999 audited financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

         The management of the Company believes that the accompanying unaudited condensed financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the operations and cash flows for the periods presented.

(2)      Basis of Presentation - Going Concern

         The Company's consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, the Company has sustained recurring operating losses since its inception and has a working capital deficit of $4,188,845 and a stockholder deficit of $3,728,877 as of June 30, 2000 and has not begun to generate any significant revenues from its Internet business. The Company is materially delinquent on payments to various creditor obligations including the Internal Revenue Service. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future affects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

         Management is attempting to expand its operation through the potential acquisition of three companies through a stock exchange (see Note 5) which management believes will be synergistic with its existing Internet business. The Company has continued to raise capital through the issuance of preferred stock on March 31, 2000 and the issuance of common stock and borrowings under promissory notes during the three months ended June 30, 2000. Management is attempting to raise additional capital and has engaged an investment-banking firm to assist with its acquisitions and capital formation.

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)

(3)      Net Income (Loss) Per Common Share

         Basic EPS is calculated by dividing the income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period without consideration for potential common shares. Potential common shares were not included for the three or six months ended June 30, 2000 since their effects are antidilutive under the treasury stock method for options and warrants and if-converted method for convertible preferred stock. Potential common shares consist of options and common stock warrants and shares of convertible preferred stock.

(4)      Payroll Tax Liability

         Visitors Services, Inc. ("VSI"), a formerly wholly owned subsidiary filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code for the Middle District of Florida, Tampa Division on March 5, 1999. Creditors of VSI, including the Internal Revenue Service, may assert a claim against the Company. A contingency exists with respect to these matters, including final determination if the transactions between the Company and VSI are legitimate transactions allowable by Federal Bankruptcy Code or if they are determined to be in violation of preference of creditor statutes, rules and regulations. A provision of $475,000 was accrued by the Company as of December 31, 1999 for the trust fund portion of the federal payroll tax withholding owed by TSI. In June 2000, the Company accrued an additional $130,588 related to additional penalties and interest pursuant to a recent statement of account from the Internal Revenue Service. As of June 30, 2000, the Company had accrued $605,588 related to this contingent liability. The Company has also accrued $571,992 in federal payroll taxes due and unpaid for 1999 and the fourth quarter of 1998. Management is in frequent contact with the Internal Revenue Service and intends to use proceeds from capital raised subsequent to its planned acquisitions to pay these obligations.

         Common Stock and Options Issued

         On January 3, 2000, the Company converted $300,000 in previously issued debt to 620,120 shares of common stock at the previously agreed upon conversion price equal to 70% the average bid price immediately preceding the date of conversion or $.484 per share.

         In January 2000, the Company charged operations for $390,634 related to the issuance of 620,120 shares of common stock in settlement of several disputes with former consultants to the Company. The shares issued were valued at on the market price of the stock on the date of issuance.

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)


(5)      Common Stock and Options Issued (continued)

         During the three months ended March 31, 2000 the Company recorded a $2,518,548 charge to operations related to the repricing of previously granted options to purchase 835,925 shares of common stock that were then immediately exercised. The charge to operations was determined by comparing the repriced exercise price with the market price of the Company's common stock on the date of repricing. These options were held by current and former consultants to the Company.

         During the three months ended March 31, 2000, the Company received services valued at $863,029 in exchange for the exercise of previously granted options to purchase 290,000 shares of common stock. All of these options had been repriced immediately prior to exercise.

         During the three months ended March 31, 2000, the Company received cash of $588,560 in exchange for the exercise of previously granted options to purchase 745,924 shares of common stock. All of these options had been repriced immediately prior to exercise.

         In April 2000, the Company received cash of $325,000 and services valued at $75,000 for payment of the exercise price of previously granted options to purchase 800,000 share of common stock. The exercise price of the options was decreased from $1.00 to $.50 per share as a result of the Company not filing a registration statement pursuant to a consulting agreement. As a result, the Company recorded a $2,960,000 charge to operations for the difference between the market price of $4.20 per share and the exercise price of $.50 per share.

         In April 2000, the Company also issued 450,000 shares of common stock in June 2000 pursuant to a settlement agreement with a consultant. The Company recorded a $1,079,995 charge to operations resulting from this settlement. The agreement requires the Company to issue 191,868 shares of common stock on August 31, 2000 and each month end thereafter, if the company does not file a registration statement covering shares the consultant owns.

         On May 15, 2000, the Company granted options to an officer/director to purchase 450,000 shares of the Company's common stock with an exercise price at market, or $1.40 per share. Options covering 50,000 shares vest on July 1, 2000 and the balance of the options vest at the rate of 50,000 shares per quarter. The options expire on May 14, 2005.

         On May 24, 2000, the Company granted options to purchase 140,000 share of common stock with an exercised price of $1.00 per share. The value of the options was not material and not recorded by the Company.

               TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)


(5)      Common Stock and Options Issued (continued)

         During the three month period ended June 30, 2000, the Company issued options to purchase 1,000,000 shares of common stock with an exercise price of $1.00 to the Company's law firm for professional services. The options were valued at $500,000 and charged to operations in June 2000 in accordance with Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation." The Company accelerated and immediately vested previously granted options to acquire 180,000 shares of common stock held by the law firm. The Company also accelerated and immediately vested previously granted options to purchase 1,000,000 share of common stock held by it's Chairman/CEO.

(6)      Reverse Stock Split

         On June 23, 2000, the Company effected a one-for-ten reverse stock split of its common stock. All references to common stock have been retroactively adjusted to give effect to this reverse stock split.

(7)      Preferred Stock Issued

         Effective March 31, 2000 the Company issued 1,250,000 shares of Series A convertible preferred stock and received net proceeds of $2,500,000, or $2.00 per share. Each share of preferred stock is convertible into 4 shares of restricted common stock and 4 warrants exercisable at $2.00 per share, unless a registration statement does not become effective within 120 days, then the exercise price will be reduced to $1.50 per share. The preferred shareholders are entitled to receive an annual 10% cumulative dividend in cash or additional shares of common stock at the option of the Company. The Company, at its option, can require conversion if its common stock trades above $1.00 per share for ten consecutive days. The liquidation preference shall be the stated value of $2.00 per preferred share plus any accrued dividends. The market value for the Company's common stock on March 31, 2000 was $3.125. Since the conversion price is $.50, this results in a favorable conversion benefit of $2.625 per share, totaling $13,125,000. There is also a favorable exercise benefit of $1.125 per share, related to the exercise rights of the warrants resulting in a total of $5,625,000. The accounting for these favorable conversion and exercise benefits results in additions to paid in capital and charges to preferred stock dividends totaling $18,750,000.

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)

(8)      Proposed Business Combinations

         The Company has entered into three business combination agreements, all of which are subject to various contingencies including variable stock issuances depending on the trading price of the Company's stock. The entities involved in the proposed business combinations are in the process of completing their due diligence reviews. There can be no assurance that any or all of the proposed transactions will be completed because of the various contingencies. Completion of the transactions could result in a change in control of the Company. As of June 30, 2000, the Company has borrowed $700,000 from one of the proposed business combination entities. Subsequent to the end of the quarter, the Company borrowed additional amounts totaling $550,000 from this entity. The notes bear interest at 8% per annum payable in arrears at maturity and bear a default interest rate of 18% if not paid in full when due. The notes are uncollateralized and are due 120 days from the date of the various loans. The loan proceeds were received on various dates between May 11 and July 21, 2000. In addition, the Company's Chairman/CEO was advanced $505,000 in personal loans from this entity, which are collateralized by certain personally owned stock of the Company.

(9)      Proposed Financing

         On February 29, 2000, the Company announced that it had entered into a letter agreement engaging a prominent New York based investment banking firm as its exclusive agent for a private placement financing of up to $40 million, and on April 26, 2000, the letter agreement was amended to provide for a financing of up to $125 million. However, no assurances can be given that such financing will be available in the amount required or, if available, that it can be on terms satisfactory to the Company.

(10)     Officer Loans Receivable

         During the six month period ended June 30, 2000 the Company loaned $423,754 to its Chairman/CEO. The loans bear interest at 11% per annum, are uncollateralized and due on demand. As of June 30, 2000 the Company owed the Chairman/CEO accrued salaries totaling $262,500. For financial statement reporting purposes these two items were offset resulting in a net receivable of $161,254 as of June 30, 2000.

(11)     Litigation

         On October 15, 1999, Clarity Consulting, Inc. ("Clarity"), filed an amended complaint in the Circuit Court of Cook County, Illinois, adding the Company as a defendant in their suit to recover monies that they originally alleged were owed by Visitors Services International Corp. ("VSI"). The complaint alleges that on June 24, 1997, Clarity and the defendants entered into an agreement for consulting services, that consulting services were provided between October 1996 and August 1997, and that the defendants promised to pay for the consulting services and failed to do so. Clarity seeks a judgment against the defendants in the amount of $552,635, plus service charges at the rate of one and one-half percent per month, plus such other relief as the court may deem equitable and just, as well as attorneys fees and court costs. On March 13,

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)

(11)     Litigation (continued)

         2000, the Company filed a Motion to Quash Service For Lack of Personal Jurisdiction on the basis that Illinois does not have proper jurisdiction over the Company in this dispute. On July 7, 2000, the Court granted the Company's Motion.

         On June 17, 1999, the Company and Robert P. Gordon, individually and as an officer of the Company, were named as defendants, among others, in an amended complaint field by Miles and Rosalie Lerman in United States District Court for the District of New Jersey. The Lerman's claim that their broker-dealers (also named as defendants) made unauthorized transactions in their accounts in "high risk penny stocks," including the common stock of the Company, that resulted in losses in excess of $2,000,000. The complaint seeks recovery of actual and consequential damages, costs and attorneys' fees, and other forms of equitable relief from all defendants. The Company and Mr. Gordon have filed a motion to dismiss, which is pending.

         On December 28, 1998, EIS International, Inc., of Herndon, Virginia, issued a Demand for Arbitration to the Company, as the result of a dispute arising under a contract dated May 7, 1998 with the Company. EIS seeks $223,261 for software, licenses and services, which it claims are due and owing under the parties agreement, plus interest, attorneys' fees and costs. The Company claims that it notified EIS of major defects in the software, demanded that they be remedied, but EIS refused to do so and instead demanded payment. Further, the Company counter-claimed that it has suffered damages in excess of $200,000, plus costs and attorneys' fees, because the Company was forced to create alternative systems for performing the functions for which the EIS software was intended and suffered significant loss of business opportunities as a result of the failure of EIS's software to perform as promised. A date for an arbitration proceeding has not been set yet.

(12)     Subsequent Events

         On July 14, 2000, the Company's board of directors adopted the TSIG.com 2000 Incentive Stock Plan, a non-qualified plan, that terminates on July 13, 2005. The Plan provides for the grant of options or shares of common stock not to exceed 9,500,000 shares to employees, directors, officers, consultants or advisors of the Company. The terms of options granted are determined by the board of directors (or a committee thereof) at the date of grant.

         On July 31, 2000 the Company issued 900,000 unrestricted free trading common shares to a consultant for services to be rendered for the one year period which commenced August 1, 2000, pursuant to an agreement dated July 26, 2000. The closing market price for the Company's common stock on July 25, 2000 was $1.50 per share, which results in stock for service compensation of $1,350,000. Subsequent financial statements will include an expense provision of $1,350,000 related to this matter.

                TELESERVICES INTERNET GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)

(12)     Subsequent Events (continued)

         On July 31, 2000 the Company granted five year non-plan options at $1.20 per share (approximately 120% of the market price on the date of grant) to acquire 4,000,000 shares of the Company's common stock to its Chairman/CEO. These options vest as follows:

         2,000,000 immediately
         1,600,000 upon the closing of one of the proposed business combinations
           200,000 upon the closing of one of the proposed business combinations 200,000 upon the closing of one of the proposed business combinations

         On July 31, 2000 the Company granted non plan options to its four directors for 300,000 shares each, exercisable and vested quarterly over a three year period at $1.20 per share (approximately 120% of the market price on the date of grant). To earn the options the director must remain a director on the vesting dates.

         On July 31, 2000 the Company issued 1,000,000 shares of its common stock to its Chairman/CEO, related to the exercise of a previously granted option at $.70 per share. The Company's Board of Directors approved this option exercise without payment and directed the Company to record the $700,000 as a receivable in the Company's financial statements.

         On July 31, 2000, the Company entered into an agreement with a consultant for business development services in Asian markets, including China. Pursuant to the agreement, the Company issued 500,000 registered shares as advanced payment-in-full for all services to be rendered valued at $500,000 or $1.00 per share, the approximate market price, and granted the consultant an option under the TSIG.com 2000 Stock Plan to acquire 3,500,000 shares of common stock, of which 1,750,000 are deemed fully vested, and the remaining options, totaling 1,750,000, shall vest upon achievement of goals and performance of milestones to be mutually agreed upon. The options are exercisable for one year at an exercise price of $1.00 per share, the approximate market price. The Company recorded a charge to operations in July 2000 of $2,374,000 related to the value of common stock issued and options granted. The Company will account for the unvested options using variable plan accounting which results in a revaluation of these options at each period end through the date of vesting.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION AND LIMITATION OF DIRECTORS' LIABILITY. The company's by-laws provide that the company shall indemnify in the manner and to the extent permitted by law, any person (or that person's testator or intestate successor) made or threatened to be made a party to any action or proceeding, whether domestic or foreign, civil or criminal, judicial or administrative, or federal or state, by reason of the fact that the person was a director or officer of the company or served any other corporation in any capacity at the request of the company. Further, the company has entered into agreements with several officers and directors of the company and its subsidiaries, and may enter into agreements with additional officers and directors, to indemnify and hold such persons harmless, to the maximum extent permitted by law in the event any claims or legal actions are brought against such person arising out of his acts or decisions done or made in the authorized scope of such person's employment or position with the company.

The company currently has directors' and officers' liability insurance policies with an aggregate limit of liability of $10,000,000 (inclusive of costs of defense). The current policies expire June 2001.

         The General Corporation Law of Florida eliminates the personal liability of its directors to the company or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director, unless:
(a) the director breached or failed to perform his duties as a director; and (b) the directors breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper person benefit, either directly or indirectly; (iii) a circumstance under which a director votes for or assents to an unlawful distribution; (iv) in a proceeding by or in the right of the company to procure a judgment in its favor or in the right of a shareholder, conscious disregard for the best interests of the company, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the company or a shareholder with, recklessness or an act of omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

         The company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the 1933 Act, that such provisions are against public policy as expressed in the 1933 Act and are therefore unenforceable.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

              The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

              SEC filing fee for Registration Statement                $  4,442.00
              Accounting Fees                                          $ 20,000.00
              Legal Fees and Expenses                                  $145,000.00
              Miscellaneous                                            $ 10,558.00
                  Total:                                               $180,000.00

              All of the expenses listed above will be paid by the company.

                     RECENT SALES OF UNREGISTERED SECURITIES

         In reading the following, the reader should be aware that one June 23, 2000, TeleServices completed a combination (reverse-split) of its outstanding (but not authorized) common stock, whereby one post-split share was issued for every ten pre-split shares.

A. On August 23, 2000, the Company acquired 84.7826% of the outstanding common stock of General Search.com, Inc. in exchange for shares of restricted common stock of the Company. The Company issued 38,152,178 shares (post-split) of restricted Common Stock to the selling shareholders of GeneralSearch. The Company also issued 2,700,000 share (post-split) of common stock of the Company to one person as a finders fee, and executed a convertible debenture in the amount of $2,650,000 to its investment banker for financial advisory services in connection with the acquisition. The Company believes that this transaction is exempt from registration pursuant to Section 4(2), 4(6) and/or Rule 506 of the Securities Act of 1933.

B. On June 28, 2000, the Company issued 450,000 shares (post-split) restricted common stock of the Company in settlement of a threatened legal claim against the Company made by Basic Investments, Ltd. The Company believes that this transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

C. From August 1999 through February 2000, the Company offered and sold a total of 1,250,000 restricted shares of Series A Convertible Preferred Stock for gross proceeds of $2,500,000 to approximately 31 investors in principal pursuant to a private placement. The Articles of Incorporation of the Company were amended to rescind the existing Designation of Rights and Preferences of Series A Convertible Preferred Stock and replace it with a revised designation which reflects that 1,250,000 shares were sold and provides that each share of Series A Convertible Preferred Stock:

         o  has a stated value of $2.00;

         o  has a liquidation preference of $2.00;

         o bears interest at the rate of 10% per annum, payable in cash or in shares of restricted common stock, at the option of the Company;

         o is convertible into 40 shares of restricted common stock at a conversion rate of $.05 per share and a warrant entitling the holder to purchase an additional 40 shares of restricted common stock for a period of 5 years at an exercise price of $.20 per share;

         o  is generally non-voting; and

         o is redeemable by the Company if the Company's common stock trades above $1.00.

In connection with the offering, the Company granted certain registration rights to the investors. In the event that a registration statement for the resale of the shares of common stock underlying the Series A Convertible Preferred Stock and the warrants is not filed within 120 days of closing, the per share exercise price of the warrants shall be reduced by $.05. All purchasers are accredited investors, and the Company believes that this private placement is exempt from registration pursuant to Sections 4(2), 4(6) and/or Rule 506 of the Securities Act of 1933.

D. On January 28, 2000, the Board Directors of the Company authorized the issuance of 53,910 shares of restricted common stock to two former shareholders of GuaranTEE Time, Inc. (a former subsidiary of the Company) in connection with a settlement agreement dated August 6, 1998, regarding the disposition of GuaranTEE Time, Inc. The Company believes that this transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

E. On January 14, 2000, the Board Directors of the Company authorized the issuance of 2,000,000 shares of restricted common stock to James F. Gordon, the brother of Robert P. Gordon, an officer and director of the Company, in settlement of a threatened legal claim against the Company made by James F. Gordon. The Company believes that this transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

F. On December 17, 1999, the Board Directors of the Company authorized the issuance of 1,000,000 shares of restricted common stock to two consultants for business development services. The Company believes that this transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

G. On December 15, 1999, the Board Directors of the Company authorized the issuance of 9,500,000 shares of restricted common stock and a warrant to purchase 9,500,000 shares of restricted common stock for a period of five years at an exercise price of $.04 per share, to Robert P. Gordon, an officer and director of the Company, in cancellation of $380,000 in principal owed to Mr. Gordon for funds previously loaned to the Company by Mr. Gordon. The Company believes that this transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

H. On November 19, 1999, the Board Directors of the Company authorized the issuance of 16,537,880 shares of restricted common stock and a warrant to purchase 16,537,880 shares of restricted common stock for a period of five years at an exercise price of $.04 per share, to Robert P. Gordon, an officer and director of the Company, in cancellation of $826,894 in principal and interest owed to Mr. Gordon for funds previously loaned to the Company by Mr. Gordon. The Company believes that this transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

I. In November 1998 through April 1999, the Company offered and sold a total of 18 convertible debentures totaling $3,777,000 in principal to 8 investors pursuant to a private placement The terms of the debentures included interest at the rate of 8%, maturity on October 31, 1999, and the right to convert into shares of common stock at a 30% discount to the average market price for the five days prior to the date of conversion. The Company also filed a registration statement registering the shares of common stock issuable upon conversion of the debentures for resale by the investors. As of March 31, 1999, all debentures (principal and interest) had been converted into an aggregate of 92,653,597 shares of common stock.

     In connection with the offering, common stock purchase warrants covering 1,119,250 shares were also issued to the placement agent (250,000) and two of the investors (869,250). Each warrant is exercisable for a period of five years at an exercise price of $.16 per share. As of March 31, 2000, all warrants had been exercised except for one warrant to purchase 62,500 shares. The Company also paid to a placement agent, Grady & Hatch and Co., Inc. a commission of 10% and a non-accountable expense allowance of 3% of the gross proceeds on all debentures sold with the assistance of the placement agent. All purchasers are accredited investors, and the Company believes that this private placement is exempt from registration pursuant to Sections 4(2), 4(6) and/or Rule 506 of the Securities Act of 1933.

J. On June 8, 1999, a lawsuit pending in Circuit Court for Pinellas County, Florida was dismissed after a court-approved settlement in the case. The lawsuit originated on February 9, 1998, when Robert P. Gordon, who is an officer and director of the Company, individually filed a lawsuit against Felcrest Trading Ltd. ("Felcrest"). On October 23, 1998, Felcrest filed a third party complaint against the Company, VSI (the Company's subsidiary), and current and former officers and directors of the Company and VSI and other third parties. Pursuant to the settlement, the Company issued an aggregate of 4,402,923 shares of its common stock to Felcrest and the former officers and directors who had indemnification claims against the Company for the legal fees they incurred, while Mr. Gordon returned 4,402,923 of his shares to the Company for cancellation. Consequently, there was no increase in the outstanding shares of common stock as a result of the settlement. The issuance by the Company was exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933.

K. On February 22, 1999, the Board Directors of the Company authorized the issuance of 6,666,667 shares of restricted common stock to Robert P. Gordon, an officer and director of the Company, in cancellation of $1,000,000 in principal owed to Mr. Gordon for funds previously loaned to the Company by Mr. Gordon. The Company believes that this transaction was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933

L. On February 24, 1997, the Company acquired all of the outstanding common stock of GuaranTEE Time, Inc. ("GTT") in exchange for shares of restricted Common Stock of the Company. The Company issued 100,000 shares of restricted Common Stock to the selling shareholders of GTT. The Company believes that this transaction is exempt from registration pursuant to Section 4(2) and/or Rule 506 of Regulation D of the Securities Act of 1933.

                                  EXHIBIT INDEX


             EXHIBIT
             NUMBER                 DESCRIPTION

              2.8 Agreement and Plan of Reorganization between TeleServices Internet Group Inc. and GeneralSearch.com, Inc., dated August 22, 2000. (Incorporated by reference to Exhibit
                                    2.8 of the Company's Form 8-K dated August
                                    23, 2000 and filed on August 30, 2000.

              3.6                   Bylaws as restated April 22, 1999.
                                    (Incorporated by reference to Exhibit 3.6 of the Company's Registration Statement on Form SB-2 (file no. 333-78077) filed on May 7,
                                    1999).

              3.9 Articles of Incorporation, as amended on June 14, 2000, and currently in effect. (Incorporated by reference to Exhibit 3.9 of the Company's Current Report on Form 8-K dated June 14, 2000 and filed June 15,
                                    2000).

              4.8 The Company's Articles of Incorporation, as amended (Incorporated by reference to
                                    Exhibit 3.7 of the Company's Current Report on Form 8-K dated July 8, 1999 and filed July 13, 1999).

              4.9 Form of Common Stock Purchase Warrant issuable upon conversion of Series A Convertible Preferred Stock. (Incorporated by reference to Exhibit 4.9 of TeleServices' annual report on Form 10-KSB for the year ended December 31, 1999.)

              4.11 8% Convertible Debenture due December 31, 2000, issued by TeleServices Internet Group Inc. to Ladenburg Thalmann & Co., dated August 23, 2000 (Incorporated by reference to Exhibit 4.11 of the Company's Form 8-K filed on August 30, 2000).

              4.12 Registration Rights Agreement by and between TeleServices Internet Group Inc. and Ladenburg Thalmann & Co. Inc., dated August 23, 2000 (Incorporated by reference to Exhibit 4.12 of the Company's Form 8-K filed on August 30, 2000).

              5.14                  Opinion of Counsel, Futro & Trauernicht,
                                    LLC. (Filed herewith).

              10.9 Employment Agreement between the company and Robert P. Gordon dated December 4, 1998. (Incorporated by reference to Exhibit 10.9 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

              10.16 TSIG.com Incentive Stock Plan dated December 17, 1999. (Incorporated by reference to Exhibit 10.16 of the Company's Registration Statement on Form S-8 (file no. 333-32548) filed March 15, 2000).

              10.17 Employment Agreement between the Company and Joseph K. Keegan dated December 6, 1999. (Incorporated by reference to Exhibit 10.17 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.)

              10.18 Employment Agreement between the Company and Richard H. Wheeler dated December 6, 1999. (Incorporated by reference to Exhibit 10.18 of the

                                    Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.)

              10.20 Agreement to Serve as a Director between the Company and Frank Ragano dated September 29, 1999. (Incorporated by reference to Exhibit
                                    10.20 of the Company's Annual Report on Form
                                    10-KSB for the year ended December 31,
                                    1999.)

              10.21 TSIG.com 2000 Stock Plan dated July 14, 2000. (Incorporated by reference to Exhibit
                                    10.21 of the Company's Registration
                                    Statement on Form S-8 (file no. 333-41716) filed July 19, 2000).

              10.22 Consulting Agreement between the Company and Paul W. Henry dated May 15, 2000. (Incorporated by reference to Exhibit 10.22 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000).

              16.4 Letter on change in certifying accountant from Schumacher & Associates, Inc. (Incorporated by reference to Exhibit 16.4 of the company's 8-K/A filed July 24, 2000).

              21.3                  List of Subsidiaries of the company.
                                    (Incorporated by reference to Exhibit 10.10 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March 31, 1999).

              23.30 Consent of Schumacher & Associates, Inc., Certified Public Accountants. (Filed herewith).

              23.33                 Consent of Futro & Trauernicht, LLC.
                                    (Incorporated by reference to Exhibit 5.14 of this Registration Statement).

              27                    Financial Data Schedule. (Filed herewith).

                                  UNDERTAKINGS

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any additional or changed material information on the plan of distribution.

         (2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

(b) The undersigned Registrant, hereby requesting acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, hereby undertakes to include the following:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida on August 31, 2000.



                                       TELESERVICES INTERNET GROUP INC.


                                       By: /s/ Robert P. Gordon
                                          --------------------------
                                          Robert P. Gordon, Chairman


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

         Name                                        Title                              Date
         ----                                        -----                              ----
 /s/ Robert P. Gordon                       Chairman, CEO and                           August 31, 2000
------------------------------              Director
Robert P. Gordon

 /s/ Paul W. Henry                          Secretary, Treasurer, and                   August 31, 2000
------------------------------              Director
Paul W. Henry

 /s/ J.R. LeShufy                           Director                                    August 31, 2000
------------------------------
J.R. LeShufy

 /s/ Frank Ragano                           Director                                    August 31, 2000
------------------------------
Frank Ragano

 /s/ Jeffrey Bruss                          Director                                    August 31, 2000
------------------------------
Jeffrey Bruss

                                INDEX TO EXHIBITS


             EXHIBIT
             NUMBER                 DESCRIPTION
             -------                -----------
              2.8                   Agreement and Plan of Reorganization between
                                    TeleServices Internet Group Inc. and
                                    GeneralSearch.com, Inc., dated August 22,
                                    2000. (Incorporated by reference to Exhibit
                                    2.8 of the Company's Form 8-K dated August
                                    23, 2000 and filed on August 30, 2000.

              3.6                   Bylaws as restated April 22, 1999.
                                    (Incorporated by reference to Exhibit 3.6 of the Company's Registration Statement on Form
                                    SB-2 (file no. 333-78077) filed on May 7,
                                    1999).

              3.9 Articles of Incorporation, as amended on June 14, 2000, and currently in effect.
                                    (Incorporated by reference to Exhibit 3.9 of the Company's Current Report on Form 8-K dated June 14, 2000 and filed June 15,
                                    2000).

              4.8 The Company's Articles of Incorporation, as amended (Incorporated by reference to
                                    Exhibit 3.7 of the Company's Current Report on Form 8-K dated July 8, 1999 and filed
                                    July 13, 1999).

              4.9                   Form of Common Stock Purchase Warrant
                                    issuable upon conversion of Series A
                                    Convertible Preferred Stock. (Incorporated by reference to Exhibit 4.9 of TeleServices' annual report on Form 10-KSB for the year ended December 31, 1999.)

              4.11                  8% Convertible Debenture due December 31,
                                    2000, issued by TeleServices Internet Group
                                    Inc. to Ladenburg Thalmann & Co., dated
                                    August 23, 2000 (Incorporated by reference to Exhibit 4.11 of the Company's Form 8-K filed on August 30, 2000).

              4.12                  Registration Rights Agreement by and between
                                    TeleServices Internet Group Inc. and
                                    Ladenburg Thalmann & Co. Inc., dated August
                                    23, 2000 (Incorporated by reference to
                                    Exhibit 4.12 of the Company's Form 8-K filed on August 30, 2000).

              5.14                  Opinion of Counsel, Futro & Trauernicht,
                                    LLC. (Filed herewith).

              10.9 Employment Agreement between the company and Robert P. Gordon dated December 4, 1998.
                                    (Incorporated by reference to Exhibit 10.9 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March
                                    31, 1999).

              10.16                 TSIG.com Incentive Stock Plan dated December
                                    17, 1999. (Incorporated by reference to
                                    Exhibit 10.16 of the Company's Registration
                                    Statement on Form S-8 (file no. 333-32548) filed March 15, 2000).

              10.17                 Employment Agreement between the Company and
                                    Joseph K. Keegan dated December 6, 1999.
                                    (Incorporated by reference to Exhibit 10.17 of the Company's Annual Report on Form
                                    10-KSB for the year ended December 31,
                                    1999.)

              10.18                 Employment Agreement between the Company and
                                    Richard H. Wheeler dated December 6, 1999.
                                    (Incorporated by reference to Exhibit 10.18 of the

                                    Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.)

              10.20 Agreement to Serve as a Director between the Company and Frank Ragano dated September 29,
                                    1999. (Incorporated by reference to Exhibit
                                    10.20 of the Company's Annual Report on Form
                                    10-KSB for the year ended December 31,
                                    1999.)

              10.21                 TSIG.com 2000 Stock Plan dated July 14,
                                    2000. (Incorporated by reference to Exhibit
                                    10.21 of the Company's Registration
                                    Statement on Form S-8 (file no. 333-41716) filed July 19, 2000).

              10.22                 Consulting Agreement between the Company and
                                    Paul W. Henry dated May 15, 2000.
                                    (Incorporated by reference to Exhibit 10.22 of the Company's Quarterly Report on Form
                                    10-QSB for the quarter ended June 30, 2000).

              16.4 Letter on change in certifying accountant from Schumacher & Associates, Inc.
                                    (Incorporated by reference to Exhibit 16.4 of the company's 8-K/A filed July 24, 2000).

              21.3                  List of Subsidiaries of the company.
                                    (Incorporated by reference to Exhibit 10.10 of the company's Form 10-KSB for the fiscal year ended December 31, 1998, filed March
                                    31, 1999).

              23.30                 Consent of Schumacher & Associates, Inc.,
                                    Certified Public Accountants. (Filed
                                    herewith).

              23.33                 Consent of Futro & Trauernicht, LLC.
                                    (Incorporated by reference to Exhibit 5.14 of this Registration Statement).

              27                    Financial Data Schedule. (Filed herewith).